
Exhibit 99.1    Certain Sections of Annual Report on Form 10-K of
                Conestoga Bancorp, Inc. for the fiscal year ended
                March 31, 1996


                                    PART I


ITEM 3.  LEGAL PROCEEDINGS
         -----------------

  On February 6, 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. On that date, the Bank had demand accounts of approximately $2.2 million. On April 5, 1995, the Bank received $739,000 from the New York State Banking Department representing a partial release of its funds with Nationar. On April 26, 1995, the Superintendent submitted an Interim Status Report ("Interim Report") regarding the business and affairs of Nationar to the Supreme Court of the State of New York, in accordance with the relevant provisions of the Banking Law of the State of New York. Attached to the Interim Report was a preliminary Statement of the Net Assets and Liabilities in Liquidation for Nationar as of February 6, 1995 ("Preliminary Statement"), which showed a net deficit of liabilities in excess of assets of approximately $29.4 million. The Superintendent indicated in the Interim Report that the review of potential claims against Nationar is not yet complete and that any estimate of the net deficit of Nationar (and potential creditor recoveries) may differ materially from the amounts shown in the Preliminary Statement as a result of, among other things, the ultimate realization on the assets of the estate, the total amount of claims presented, the results of the claims reconciliation process, the valuation of collateral and the review and classification of priority claims. Under the Banking Law, there may be certain preferences that might affect the percentage recovery of any particular institution. The Interim Report did not indicate whether or the extent to which the Bank or a similarily situated institution would recover amounts owed by Nationar. Based upon information set forth in these documents, which by their terms are preliminary, management, as advised by legal counsel, believes that there is a reasonable likelihood that the Bank will not recover all of its deposits owed by Nationar. Although it is too early to determine the amount that ultimately will not be recovered, management has provided $197,000 as a reserve against the possibility of loss in accordance with the Company's normal procedures for monitoring asset quality. Adjustments to this allowance may be made as the claims process progresses. The foregoing events will not have any material effect on the Company's or the Bank's ability to meet their liquidity needs. Management is taking all steps necessary to recover the amounts owed the Bank by Nationar.

  On December 4, 1995, a purported class action complaint was filed in the Delaware Chancery Court, New Castle County, on behalf of the stockholders of Conestoga by Jeffrey Simon ("Plaintiff") against Conestoga, each of the members of the Conestoga Board, and Dime. The Plaintiff alleges that each of the members of Conestoga's Board breached his fiduciary duties to Conestoga stockholders by, among other things, agreeing to accept the Merger Consideration, which Plaintiff alleges is inadequate. Dime is alleged to have aided and abetted this breach. Plaintiff seeks various remedies, including an injunction to prevent the consummation of the Acquisition and compensatory damages in an unspecified amount. On February 9, 1996, Conestoga and the director defendants filed an answer which denied the allegations of liability raised in the complaint and raised affirmative defenses, as well as a motion to dismiss the complaint. On February 12, 1996, Dime filed a motion to dismiss the complaint. On or about March 12, 1996, Plaintiff served a motion for leave to file an amended complaint. In his proposed amended complaint, Plaintiff asserts, among other things, that the Proxy Statement distributed to Conestoga's shareholders did not provide sufficient disclosure, and that the Acquisition is unfair to Conestoga's stockholders and disproportionately benefits Conestoga's Board and Dime. Conestoga and Dime each intend to vigorously defend against the respective claims against them, but there can be no assurance that Conestoga and/or Dime will be successful.

  The Bank is not involved in any other pending legal proceedings other than legal proceedings incident to the Bank's business, which involve amounts in the aggregate which management believes are immaterial to the financial condition and results of operations of the Bank.

                                    PART II

ITEM 7.          MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

          Conestoga Bancorp, Inc. (the "Company"), was formed in November of 1993, the holding company for Pioneer Savings Bank, F.S.B. (the "Bank") in connection with the conversion of the Bank from mutual to stock form of ownership. The Company is headquartered in Roslyn, New York and principal business currently consists of operations of its wholly owned subsidiary, the Bank. The Company had no operations prior to March 30, 1994 and accordingly, the results of operations prior to that date reflect only those of the Bank.
The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan, mortgage-backed and mortgage-related securities and investment securities portfolios, and its cost of funds, consisting of the interest paid on its deposits and borrowings. The Bank's results of operations are also affected by its provision for loan losses. The Bank's non-interest expenses principally consist of employee compensation and benefits, occupancy and equipment expenses, federal deposit insurance premiums and other general and administrative expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

MANAGEMENT STRATEGY

          The Bank operates a traditional savings institution and seeks to achieve profitability while maintaining a relatively strong capital position by emphasizing one- to four- family residential mortgage lending, managing interest rate risk, and controlling expenses by improving operating efficiency.

          The Bank has emphasized, and plans to continue to emphasize, originating for its portfolio traditional one- to four- family residential mortgage loans in its primary market area of Brooklyn, Queens, Nassau, Suffolk and Westchester counties in the New York City metropolitan area. One-to four-family residential mortgage loans have exceeded 90% of the Bank's total loan portfolio in each of the five years ended March 31, 1996 and totalled $109.5 million, or 94.87% of the Bank's total loan portfolio at March 31, 1996. As a result of the Bank's long-term policy of originating loans secured by one-to four-family, owner-occupied, primary residences that meet the Bank's underwriting standards, the Bank has maintained high asset quality. The Bank's ratio of non-performing loans and real estate owned to total assets did not exceed .34% at any fiscal year end during the past five fiscal years. At March 31, 1996, this ratio was .16%.

          The Bank's allowance for loan losses as a percent of total loans was .18% at March 31, 1996. The Bank originates primarily ARM loans and 10-15 year fixed-rate loans as part of its strategy to reduce its exposure to interest rate risk. However, 30 year fixed rate mortgage loans are offered although they may not be at the most competitive rates. The Bank's total net loan portfolio as a percentage of total assets has decreased from 25.8% at March 31, 1995 to 23.2% at March 31, 1996, due to a declining interest rate environment which placed one- to- four family ARMs in less demand.

ASSET/LIABILITY MANAGEMENT
- --------------------------

          In an effort to manage the Bank's vulnerability to interest rate changes, management closely monitors interest rate risk on an on-going basis. The Bank's overall asset/liability management policy is designed to maintain a balance between interest-earning assets and interest-bearing liabilities such that the Bank's cumulative one-year gap ratio is within a range which the Board believes is conducive to maintaining profitability without incurring undue risk. However, large fluctuations in market interest rates are neither predictable nor controllable and may have a materially adverse impact on the operations and financial condition of the Bank.

          The Bank has limited its exposure to interest rate risk, in part, through its emphasis on the origination of ARM loans and shorter-term fixed rate loans. At March 31, 1996, 29% of the Bank's one- to four-family residential mortgage loans were ARM loans. Management believes that, although investment in ARM loans may reduce short-term earnings below amounts obtainable through investments in fixed-rate mortgage loans, an ARM loan portfolio reduces the Bank's exposure to adverse interest rate fluctuations and enhances longer term profitability. In recent periods, overall loan originations have decreased in the Bank's market area. Although the Bank originates 10, 15 and 30 year fixed-rate, one- to four- family residential mortgage loans, its emphasis in recent periods has been on the origination of shorter-term fixed-rate loans. The Bank believes that originating a longer term, fixed-rate loan product for retention in its portfolio would subject the Bank to undue exposure to fluctuations in interest rates but attempts to off-set this exposure to fluctuating interest rates with shorter-term securities. There is no assurance that any substantial amount of ARM loans meeting the Bank's underwriting standards will be available for origination in the future.

          The Bank has increased its investments in low risk mortgage-backed and mortgage-related securities and investment securities with short and intermediate average lives. The investment policy of the Bank is designed to manage the interest rate sensitivity of its overall assets and liabilities, to generate a favorable return without incurring undue interest rate risk, to supplement the Bank's lending activities, and to provide and maintain liquidity. At March 31, 1996, the Bank's mortgage-backed and mortgage-related securities portfolio, including those available for sale, consisted of $50.3 million with fixed rates and $79.7 million with adjustable rates. Included in this total were $6.1 million of CMOs and REMICs, a type of CMO. All of the Bank's CMOs and REMICs had adjustable rates and $5.9 million were insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") or the Government National Mortgage Association ("GNMA"). At March 31, 1996, the Bank's investment securities included $119.0 million of securities maturing in one year or less and $163.4 million of securities maturing in five years or less. These investments are consistent with the Bank's objective of controlling interest rate risk through investments in instruments with shorter terms to maturity or average lives to better match the repricing of liabilities.

          The Bank closely monitors its operating expenses and seeks to control operating expense ratios while maintaining the necessary staff and facilities to serve its customers. The Bank's ratio of operating expenses to average assets was 2.11%, 2.03%, 1.93%, 1.83% and 1.92% for the fiscal years ended March 31, 1996, 1995, 1994, 1993 and 1992, respectively. The Bank has maintained low operating costs primarily through controlling the growth in personnel, the absence of large loan origination and servicing staffs and an efficient and effective product delivery system. The Bank's expenses have increased as a result of its conversion from mutual to stock form because of increased regulatory and reporting requirements. Management will continue to monitor all expenses and attempt to control such expenses.

INTEREST RATE SENSITIVITY ANALYSIS
- ----------------------------------

          The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that same time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets anticipated, based upon certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based upon certain assumptions, to mature or reprice within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing or repricing within that same time frame. A gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive assets maturing or repricing within that same time frame. Accordingly, in a rising interest rate environment, an institution with a positive gap would be in a better position to invest in higher yielding assets, which would result in the yield on its assets increasing at a pace closer to the cost of its interest-bearing liabilities, than would be the case if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which would tend to restrain the growth of its net interest income.

          In an effort to minimize interest rate risk exposure, the Bank has concentrated its efforts on investing in adjustable-rate mortgage-backed securities; however, in the current interest rate environment the Bank has invested in shorter-term, fixed-rate products which produce a greater yield while minimizing interest rate risk exposure. As a result of this strategy, at March 31, 1996, net interest-earning assets maturing or repricing within one year exceeded its total interest-bearing liabilities maturing or repricing within the same time period by $86.8 million, representing a positive cumulative one-year gap of 17.56% of total assets. The Bank is currently attempting to maintain a positive gap position; however, there can be no assurances that the Bank will be able to maintain its positive gap position or that the Bank's strategies will not result in a negative gap in the future.

          The Bank has recently attempted to increase deposits by maintaining interest rates in line with those of its competitors. The Bank has also attempted to encourage long-term depositors to maintain their accounts with the Bank through expanded customer service and establishing branch offices in new market areas. This policy has resulted in the Bank's core deposits to total deposits ratio of at least 44.22% at any fiscal year end during the past five fiscal years. However, to the extent the Bank's core deposits are reduced at a more rapid rate than the Bank's decay assumptions on such deposits, the Bank's current positive gap position could be negatively impacted.

          The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1996, which are anticipated by the Bank based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. The Bank utilized the Office of Thrift Supervision's ("OTS") most recent national deposit decay rate assumptions, which were published as of December 31, 1992, of 17% for passbook accounts and 79% for money market deposit accounts. Those assumptions may not be indicative of actual withdrawals experienced by the Bank.


                                                                        As of March 31, 1996
                                  ------------------------------------------------------------------------------------------------
                                                                More than  More than   More than   More than
                                  3 Months   3 to 6   6 Months  1 Year to  3 Years to  5 Years to  10 Years to  More than
                                  or Less    Months   to 1 Year  3 Years    5 Years     10 Years    20 Years    20 Years   Total
                                  --------   ------   --------- ---------  ----------  ----------  -----------  --------- --------
                                                                        (Dollars in Thousands)
Interest-earning assets:
 Mortgage loans                    $2,525    $2,691    $11,082   $28,550    $13,645     $25,703     $26,834      $3,023   $114,053
 Other loans                          692       692          -         -          -           -           -           -      1,384
 Mortgage-backed securities
  available for sale (1)              308       339        368       143        170         192          29           -      1,549
 Investment securities held
  to maturity (1)                 101,104    20,903     14,999    12,480     11,959      17,990           -           -    179,435
 Mortgage-backed securities
  held to maturity (1)             25,472    28,037     30,399    11,852     14,054      15,856       2,391           -    128,061
 Interest-earning deposits         39,800         -          -         -          -           -           -           -     39,800
 FHLB capital stock                 2,681         -          -         -          -           -           -           -      2,681
                                 --------  --------   --------  --------   --------    --------    -------     --------   --------
  Total interest-earning assets   172,582    52,662     56,848    53,025     39,828      59,741      29,254       3,023    466,963
 Less:  loan loss reserves,
  unearned discount &
  deferred fees on loans (2)          340       104        112       104         78         118          58           5        919
                                 --------  --------   --------  --------   --------    --------    -------     --------   --------
   Net interest-earning assets    172,242    52,558     56,736    52,921     39,750      59,623      29,196       3,018    466,044
                                 --------  --------   --------  --------   --------    --------    -------     --------   --------
Interest-bearing liabilities:
 Passbook accounts                  5,532     5,532     11,065    33,612     21,912      27,812      19,238       5,468    130,171
 Money market accounts              5,930     5,930     11,859     3,303      1,573       1,206         218           5     30,024
 Certificate accounts              48,199    31,818     63,636    56,157     23,138           -           -           -    222,948
 Securities sold with agreement
  to repurchase                         -     5,000          -     5,000          -           -           -           -     10,000
 Escrow deposits
  (interest-bearing)                   63        63        126       381        249         316         218          61      1,477
                                 --------  --------   --------  --------   --------    --------    -------     --------   --------
   Total interest-bearing
    liabilities                    59,724    48,343     86,686    98,453     46,872      29,334      19,674       5,534    394,620
                                 --------  --------   --------  --------   --------    --------    -------     --------   --------
Interest rate sensitivity gap    $112,518    $4,215   ($29,950) ($45,532)   ($7,122)    $30,289      $9,522     ($2,516)   $71,424
                                 ========  ========   ========  ========   ========    ========    ========    ========   ========
Cumulative interest rate
 sensitivity gap                 $112,518  $116,733    $86,783   $41,251    $34,129     $64,418     $73,940     $71,424
                                 ========  ========   ========  ========   ========    ========    ========    ========
Cumulative interest rate
 sensitivity gap as a
 percentage of total assets        22.77%    23.62%     17.56%     8.35%      6.91%      13.03%     14.96%       14.45%
                                 ========  ========   ========  ========   ========    ========    ========    ========
Cumulative net interest-earning
 assets as a percentage of
 interest-bearing liabilities     288.40%   208.02%    144.56%   114.07%     110.04%    117.44%    119.00%      118.10%
                                 ========  ========   ========  ========   ========    ========    ========    ========

- ---------------
(1) Net of unearned discount and deferred fees
(2) For purposes of the gap analysis, unearned discount and deferred fees are pro-rated

          Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which limit changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their ARM loans may decrease in the event of an interest rate increase.

ANALYSIS OF NET INTEREST INCOME

          Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

          The following table sets forth certain information relating to the Company's average consolidated statement of financial condition and the consolidated statement of operations for the fiscal years ended March 31, 1995, 1994 and 1993 and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from month-end balances. The average balance of loans receivable includes loans on which the Bank has discontinued accruing interest. The yields and costs include fees which are considered adjustments to yields.

                                                                            Year Ended March 31,
                                     -------------------------------------------------------------------------------------------
                                                1996                          1995                         1994
                                     ----------------------------   ------------------------------------------------------------
                                     Average             Average    Average             Average    Average             Average
                                     Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                     -------  --------  ----------  -------  --------  ----------  -------  --------  ----------
                                                                           (Dollars in thousands)
Assets:
 Interest-earning assets:
  Federal funds sold                 $36,092   $2,189       6.07%   $35,942   $1,678       4.67%   $33,100   $1,110      3.36%
  Investment securities (1)(2)       136,293    9,266       6.80     94,562    6,611       6.99     67,132    4,466      6.65
  Mortgage loans                     112,990    8,964       7.93    107,317    8,454       7.88     99,822    8,374      8.39
  Consumer and other loans             1,430      105       7.34      1,514      106       7.00      1,694      121      7.14
  Mortgage-backed securities (2)     174,913   11,878       6.79    163,999    9,860       6.01    156,241   10,758      6.89
                                    --------  -------      -----   --------  -------      -----   --------  -------     -----
   Total interest-earning assets     461,718   32,402       7.02    403,334   26,709       6.62    357,989   24,829      6.94
                                              -------      -----   --------  -------      -----   --------  -------     -----
 Non-interest-earning assets          25,644                         24,081                         22,919
                                    --------                       --------                       --------
    Total assets                    $487,362                       $427,415                       $380,908
                                    ========                       ========                       ========

Liabilities and stockholders'
equity:
 Interest-bearing liabilities:
  Securities sold with agreement
   to repurchase                     $18,660    1,209       6.48     $4,522      261       5.77          -        -         -
  Money market deposits               29,816      976       3.27     31,928      922       2.89    $35,647      921      2.58
  Savings deposits (3)               130,589    3,236       2.48    145,198    3,678       2.53    146,067    3,728      2.55
  Certificates of deposit            210,469   12,872       6.12    153,373    7,444       4.85    150,737    6,969      4.62
                                    --------  -------      -----   --------  -------      -----   --------  -------     -----
   Total interest-bearing
    liabilities                      389,534   18,293       4.70    335,021   12,305       3.67    332,451   11,618      3.49
                                              -------      -----   --------  -------      -----   --------  -------     -----
 Demand deposits                      14,814                         12,970                         11,076
 Other non-interest-bearing
  liabilities                          4,680                          4,086                          3,652
                                    --------                       --------                       --------
   Total liabilities                 409,028                        352,077                        347,179

Stockholders' equity:                 78,334                         75,338                         33,729
                                    --------                       --------                       --------
   Total liabilities
    and stockholders' equity        $487,362                       $427,415                       $380,908
                                    ========                       ========                       ========
Net interest income/net
 interest rate spread (4)                     $14,109      2.32%             $14,404      2.95%             $13,211     3.45%
                                              =======      =====             =======      =====             =======     =====
Net interest-earning
 assets/net interest margin (5)      $72,184               3.06%   $68,313                3.57%    $25,538              3.69%
                                    ========               =====   ========               =====   ========              =====
Ratio of interest-earning
 assets to average
 interest-bearing liablilties                             1.19 x                         1.20 x                        1.08 x

- ---------------
(1)  Includes interest-bearing deposits in other banks and FHLB stock
(2)  Includes assets available for sale
(3) Includes advance payment from borrowers for taxes and insurance of $1.5 million and $1.9 million for the fiscal years ended March 31, 1996 and 1995, respectively, which earns interest at a 2% annual rate.
(4) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average yield on interest-bearing liabilities
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets

Rate/Volume Analysis

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                  Year Ended March 31, 1996            Year Ended March 31, 1995
                                                          Compared to                         Compared to
                                                  Year Ended March 31, 1995            Year Ended March 31, 1994
                                               ---------------------------------    ---------------------------------
                                                 Increase (Decrease)                  Increase (Decrease)
                                               in Net Interest Income               in Net Interest Income
                                                         Due to                              Due to
                                               ----------------------               ----------------------
                                                Volume       Rate         Net        Volume       Rate         Net
                                               ---------   ---------   ---------    ---------   ---------   ---------
                                                                          (In thousands)
Interest income:
     Federal funds sold                              $9        $502        $511         $133        $435        $568
     Investment securities                        2,837        (182)      2,655        1,918         227       2,145
     Mortgage loans                                 450          60         510          590        (510)         80
     Consumer and other loans                        (6)          5          (1)         (13)         (2)        (15)
     Mortgage-backed securities                     741       1,277       2,018          466      (1,364)       (898)
                                               ---------   ---------   ---------    ---------   ---------   ---------
          Total interest-earning assets           4,031       1,662       5,693        3,094      (1,214)      1,880
                                               ---------   ---------   ---------    ---------   ---------   ---------

Interest expense:
     Securities sold with agreement to
       repurchases                                  916          32         948          261           -         261
     Money market deposits                          (69)        123          54         (107)        108           1
     Savings deposits                              (362)        (80)       (442)         (22)        (28)        (50)
     Certificates of deposit                      3,492       1,936       5,428          128         347         475
                                               ---------   ---------   ---------    ---------   ---------   ---------
          Total interest-bearing liabilities      3,977       2,011       5,988          260         427         687
                                               ---------   ---------   ---------    ---------   ---------   ---------

Net change in interest income                       $54       ($349)      ($295)      $2,834     ($1,641)     $1,193
                                                ========    ========    ========     ========    ========    ========

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 1996 AND
- -----------------------------------------------------------------------------
1995
- ----

    GENERAL. For the twelve months ended March 31, 1996 and 1995, net income was $3.2 million and $4.1 million, respectively. Comments regarding the material changes in the components of net income are discussed below.

     INTEREST INCOME. Interest income increased $5.7 million, or 21.3 percent, to $32.4 million for the twelve months ended March 31, 1996, from $26.7 million in the same period in 1995, primarily due to an increase in the average balance of interest-earning assets of $58.4 million, or 14.5 percent, representing investment of the proceeds from the increase in total deposits. Increases of $509,000, $2.5 million, $2.2 million and $511,000 in interest income on loans, mortgage-backed securities held to maturity, investment securities held to maturity and federal funds sold, respectively, were offset by a decrease in interest income on securities available for sale of $38,000.

     INTEREST EXPENSE. Interest expense increased $6.0 million, or 48.7 percent, to $18.3 million for the twelve months ended March 31, 1996, from $12.3 million in the same period in 1995. The increase is primarily attributable to the interest expense on the securities sold with agreement to repurchase coupled with an increase in certificate rates, which resulted in the average cost of interest-bearing liabilities increasing to 4.70 percent for the twelve months ended March 31, 1996, from 3.67 percent for the same period in 1995. Securities sold with agreement to repurchase reflect management's decision to leverage the balance sheet in an effort to increase net interest income. The increase in the average cost of interest-bearing liabilities was coupled with an increase in the average balance of interest-bearing liabilities of $54.5 million, or 16.3 percent to $389.5 million from $335.0 million.

     NET INTEREST INCOME. Net interest income declined $295,000, or 2.0 percent, to $14.1 million for the twelve months ended March 31, 1996, from $14.4 million in the same period in 1995. The net interest spread declined to 2.32 percent for the twelve months ended March 31, 1996, from 2.95 percent for the same period in 1995. This is largely due to the increased cost of interest-bearing liabilities discussed above. Due to the current interest rate environment, although management cannot predict with certainty the effects of changes, if any, in interest rates on future yields in the near term, it is likely the net interest margin will continue to narrow.

     PROVISION FOR LOAN LOSSES. The Bank maintains an allowance for loan losses at a level considered adequate to absorb loan losses. Management of the Bank, in determining the provision for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the specific economic environment of the New York metropolitan area and its impact on real estate market conditions in the Bank's market area. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loan, type of collateral and financial condition of the borrower. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio and current economic conditions. Although management believes that adequate general loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of the general loan loss allowance may be necessary. No specific reserves for loan losses were established for the twelve months ended March 31, 1996 and 1995. The general and specific reserve terms are used for regulatory and internal purposes only. In the calculation of the risk-based capital ratio, the general valuation reserves are added back to stockholders' equity.

          For the twelve months ended March 31, 1996, the provision for loan losses was $104,000 as compared to a net recovery for loan losses of $36,000 for the same period in 1995. The Bank's history of loan losses has been minimal, which it believes is a reflection of its conservative underwriting standards. The ratio of allowance for loan losses as a percentage of total loans receivable was .18% and .15% at March 31, 1996 and 1995, respectively.

     NON-INTEREST INCOME. Non-interest income consists primarily of fee income from service charges and gains on sales of mortgage-backed and investment securities. Non-interest income totalled $2.6 million for the twelve months ended March 31, 1996, an increase of $760,000, or 41.5 percent, from $1.8 million for the same period in 1995. The increase primarily reflects gains of $1.7 million on sales of securities available for sale in 1996 as compared to gains of $850,000 in 1995. The 1996 sales were undertaken as a result of management's decision to reduce the available-for-sale portfolio and, in turn, the accompanying gains were recorded in accordance with SFAS No. 115. The 1995 sales were a result of management's decision to eliminate higher-risk corporate bonds from the Bank's securities portfolio as well as mortgage-backed securities with high prepayment risk.

     NON-INTEREST EXPENSE. For the twelve months ended March 31, 1996, non-interest expense was $10.3 million, an increase of $1.6 million, or 18.5 percent, as compared to $8.7 million for the same period in 1995. The increase was attributable to expenses of $842,000 incurred in connection with the merger of the Company with Dime. The rise was also a result of an increase in salaries and employee benefits of $294,000 primarily reflecting annual salary increases and increased payroll taxes, as well as increases in ESOP/RRP benefits and federal insurance premiums of $191,000 and $56,000, respectively.

     INCOME TAX EXPENSE. Income taxes decreased $389,000 to $3.1 million for the twelve months ended March 31, 1996, from $3.5 million for the same period in 1995. This decrease was a result of the decrease in pre-tax income for the period.


COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 1995 AND
- -----------------------------------------------------------------------------
1994
- ----

     GENERAL.    For the twelve months ended March 31, 1995 and 1994, net income was $4.1 million and $3.9 million, respectively. Comments regarding the material changes in the components of net income are discussed below.

     INTEREST INCOME. Interest income increased $1.9 million, or 7.6%, to $26.7 million for the twelve months ended March 31, 1995, from $24.8 million in the same period in 1994, primarily due to an increase in the average balance of interest-earning assets of $45.3 million, or 12.7%, representing investment of the proceeds from the stock conversion. A decrease of $2.9 million in interest income on mortgage-backed securities was offset by increases in interest income of

$65,000, $2.3 million, $1.8 million and $568,000 on loans, investment securities, securities available for sale and federal funds sold, respectively. The increase in interest income on securities available for sale and the related decrease in interest income on mortgage-backed securities reflect the Bank's adoption of SFAS No. 115 effective April 1, 1994, requiring the reclassification of certain mortgage-backed securities from held to maturity to available for sale. See "Impact of New Accounting Standards."

     INTEREST EXPENSE. Interest expense increased $687,000, or 5.9%, to $12.3 million for the twelve months ended March 31, 1995, from $11.6 million in the same period in 1994. The increase is primarily attributable to the interest expense on the securities sold with agreement to repurchase coupled with an increase in certificate rates, which resulted in the average cost of interest-bearing liabilities increasing to 3.67% for the twelve months ended March 31, 1995, from 3.49% for the same period in 1994. Securities sold with agreement to repurchase reflect management's decision to leverage the balance sheet in an effort to increase net interest income. The increase in the average cost of interest-bearing liabilities was coupled with an increase in the average balance of interest-bearing liabilities of $2.5 million, or .8%, to $335.0 million from $332.5 million.

     NET INTEREST INCOME. Net interest income increased $1.2 million, or 9.0%, to $14.4 million for the twelve months ended March 31, 1995, from $13.2 million for the same period in 1994. However, the net interest spread declined to 2.95% for the twelve months ended March 31, 1995, from 3.45% for the same period in 1994. This is indicative of a decreased yield of 32 basis points on interest-earning assets due to increased investments in lower-risk, lower-yielding assets such as mortgage-backed and investment securities, as well as the increased cost of interest-bearing liabilities discussed above. Due to the current interest rate enviroment, management cannot predict with certainty the effects of changes, if any, in interest rates on future yields.

     PROVISION FOR LOAN LOSSES. The Bank maintains an allowance for loan losses at a level considered adequate to absorb loan losses. Management of the Bank, in determining the provision for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the specific economic environment of the New York metropolitan area and its impact on real estate market conditions in the Bank's market area. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential problem loans. Such system takes into consideration, among other things, delinquency status, size of loan, type of collateral and financial condition of the borrower. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of loan portfolio and current economic conditions. Although management believes that adequate general loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of the general loan loss allowance may be necessary. For the twelve months ended March 31, 1995, specific reserves for loan losses totaling $14,000 were established. No specific reserves for loan losses were established for the twelve months ended March 31, 1994. The general and specific reserve terms are used for regulatory and internal purposes only. In the calculation of the risk-based capital ratio, the general valuation reserves are added back to stockholders' equity.

          Due to the Bank's historically low level of nonperforming loans, the Bank was able to realize a net recovery for loan losses of $36,000 for the twelve months ended March 31, 1995, as compared to a provision of $39,000 for the same period in 1994. The Bank's history of loan losses has been minimal, which it believes is a reflection of its conservative underwriting standards. The ratio of allowance for loan losses as a percentage of total loans receivable was .15% and .21% at March 31, 1995 and 1994, respectively.

     NON-INTEREST INCOME. Non-interest income consists primarily of fee income from service charges and gains on sales of mortgage-backed and investment securities. Non-interest income totalled $1.8 million for the twelve months ended March 31, 1995, an increase of $344,000, or 23.1%, from $1.5 million for the same period in 1994. The increase primarily reflects gains of $850,000 on sales of securities available for sale in 1995 as compared to gains of $620,000 on sales of mortgage-backed securities and investments and securities available for sale in 1994. The 1995 sales were undertaken to reduce the available-for-sale portfolio and, in an increasing interest rate environment, the accompanying unrealized losses which would likely be required to be recorded in accordance with SFAS No. 115. See "Impact of New Accounting Standards." The 1994 sales were a result of management's decision to eliminate higher-risk corporate bonds from the Bank's securities portfolio as well as mortgage-backed securities with high prepayment risk.

     NON-INTEREST EXPENSE. For the twelve months ended March 31, 1995, non-interest expense was $8.6 million, an increase of $1.3 million, or 17.9%, as compared to $7.3 million for the same period in 1994. The rise was primarily a result of an increase in Employee Stock Ownership Plan ("ESOP") and Recognition and Retention Plan ("RRP") benefits of $754,000, as well as increases of $128,000 and $93,000, respectively, in legal and accounting fees and various other increased costs associated with being a public company.

     INCOME TAX EXPENSE. Income taxes increased $102,000 to $3.5 million for the twelve months ended March 31, 1995, from $3.4 million for the same period in 1994. This increase was a result of the increase in pre-tax income for the period.


CHANGES IN FINANCIAL CONDITION SINCE MARCH 31, 1995
- ---------------------------------------------------

          Total assets increased $49.2 million, or 11.0 percent, to $494.3 million at March 31, 1996, primarily due to additional funds available for investment as a result of a net increase in deposits of $46.7 million.

          Mortgage-backed securities available for sale decreased by $16.3 million, or 91.3 percent, which reflects sales of U.S. agency mortgage-backed securities and principal repayments and amortization of $85.2 million and $2.7 million, respectively, partially offset by a one-time reassessment and related reclassification from the held to maturity category and purchases during the
period of Government National Mortgage Association ("GNMA")   securities of
$63.6 million and $8.0 million, respectively. Investment securities available for sale decreased by $51,000 to zero. This decrease was primarily due to sales of U.S. government agency securities and corporate bonds of $7.9 million and $15.0 million, respectively, coupled with calls of U.S. government agency securities of $5.0 million. These were partially offset by a one-time reassessment and related reclassification from the held to maturity category of $28.0 million. The one-time reassessment and related reclassifications from the held to maturity category discussed herein resulted from the Company's decision to utilize the window allowed by the Financial Accounting Standards Board ("FASB") to reclassify held-to-maturity portfolios pursuant to FASB Statement No. 115 without affecting the classification of the remaining portfolio (see "Impact of New Accounting Standards").

          The decreases in mortgage-backed securities and investment securities available for sale were coupled with an increase in investment securities held to maturity and partially offset by a decrease in mortgage-backed securities held to maturity. Investment securities held to maturity increased by $77.8 million or 76.5 percent. This increase was primarily due to purchases of U.S. agency securities and commercial paper of $109.8 million and $220.9 million, respectively. This was partially offset by a one-time reassessment and reclassification to available for sale and by calls and maturities of U.S. agency securities and corporate bonds and sales of downgraded corporate bonds of $28.0 million, $221.9 million and $4.0 million, respectively. The $4.0 million of downgraded corporate bonds were sold because there was evidence of significant deterioration of the issuer's creditworthiness, and were therefore sold in accordance with paragraph 8 of SFAS No. 115.

          Mortgage-backed securities held to maturity  declined $20.5 million or
13.8 percent largely as a result of a one-time reassessment and reclassification to available for sale and principal repayments of $63.6 million and $18.2 million, respectively. This was partially offset by purchases during the period of Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Resolution Trust Corporation ("RTC") securities of $20.3 million, $13.3 million, $26.2 million and $1.5 million, respectively.

          The Bank's total deposit liabilities at March 31, 1996 were $399.7 million compared to $353.0 million at March 31, 1995. During the twelve months ended March 31, 1996, new deposits before interest credited exceeded deposit outflows by $29.7 million. Interest credited for the twelve months ended March 31, 1996 amounted to $17.0 million. The resulting net increase in deposits of $46.7 million, or 13.2 percent, is attributable primarily to the Bank's decision during the first quarter to raise interest rates on many time deposit products in celebration of the Bank's 110th anniversary of serving the financial needs of its communities and the Bank's expansion into the Westbury, New York community with the grand opening of a full service branch and mortgage center. Management has continued to monitor savings rates and has reduced time account rates to a level management believes is still competitive with other institutions in its market areas. At March 31, 1996, 32.6 percent of deposits were in savings accounts, 55.8 percent of deposits were in time accounts, 7.5 percent were in money market accounts and 4.1 percent were in demand accounts.

     The Bank's securities sold with agreement to repurchase at March 31, 1996 were $10.0 million compared to $9.8 million at March 31, 1995, an increase of $205,000 or 2.1 percent. These U.S. Government and agency and mortgage-backed securities sold with agreement to repurchase mature during July of 1996 and July of 1997. Borrowings under such reverse repurchase agreements involve the delivery of securities to broker-dealers who arrange the transactions. The securities remain registered in the name of the Bank, and are returned upon the maturities of the agreements. Securities sold with agreement to repurchase reflect management's decision to leverage the balance sheet in an effort to increase net interest income. Funds to repay at maturity the Bank's securities sold with agreement to repurchase will primarily be provided by cash received from maturing U.S. agency securities.

LIQUIDITY AND CAPITAL RESOURCES
- -------------------------------

     The Bank's primary sources of funds are deposits and principal and interest payments on loans and mortgage-backed and mortgage-related securities and investment securities. While maturities and scheduled amortization of loans and mortgage-backed and mortgage-related securities and investment securities are predictable sources of funds, deposit flows and mortgage prepayments are strongly influenced by changes in general interest rates, economic conditions, competition and regulatory changes.

     The Bank is required to maintain an average daily balance of liquid assets and short-term liquid assets as a percentage of net withdrawable deposit accounts plus short-term borrowings as defined by OTS regulations. The minimum required liquidity and short-term liquidity ratios, which vary periodically depending upon economic conditions and deposit flows, are currently 5% and 1%, respectively. The Bank's liquidity ratios were 44.65% and 22.76% at March 31, 1996, and March 31, 1995, respectively, which were significantly higher than required, primarily due to the greater opportunity for deposit gathering than for loan origination within the Bank's local market area. Liquid assets consist of cash, cash equivalents and short-term and intermediate-term investments, such as short and intermediate-term U.S. Government and government agency securities. The maintenance of liquid assets allows for the possibility of disintermediation when interest rates fluctuate. The level of these assets is dependent on the Bank's operating, financing, lending and investing activities during any given period. At March 31, 1996, and March 31, 1995, assets qualifying for short-term liquidity, including cash and short-term investments, totalled $132.3 million and $42.5 million, respectively.

     The primary investment activity of the Bank is the origination of one-to-four family mortgage loans as well as investing in mortgage-backed and mortgage-related securities. During the twelve months ended March 31, 1996, the Bank's one-to-four family mortgage loan originations totalled $10.5 million, while purchases of mortgage-backed securities were $69.2 million of which $10.0 million is pledged at March 31, 1996 as collateral for reverse repurchase agreements. Investments in U.S. Government and agency obligations totalled $77.9 million and $66.8 million at March 31, 1996, and March 31, 1995, respectively. Additionally, investments were maintained in corporate commercial paper, notes and bonds which at March 31, 1996, and March 31, 1995, amounted to $101.5 million and $34.9 million, respectively. These activities were primarily funded by principal repayments on loans and mortgage-backed securities, coupled with sales of securities available for sale.

     The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities, which consisted primarily of interest and dividends received less interest paid on deposits, were $5.2 million and $2.0 million for the twelve months ended March 31, 1996 and 1995, respectively. Net cash used in investing activities, which consisted primarily of mortgage-backed and mortgage-related securities purchases, disbursement of loan originations and investment purchases, offset by principal collections on and proceeds from the sale of loans, mortgage-backed and mortgage-related securities, securities available for sale, and investment securities, was $51.8 million and $68.9 million for the twelve months ended March 31, 1996 and 1995, respectively. Net cash provided by financing activities, which consisted primarily of net activity in deposits and borrowings, was $44.6 million and $11.8 million for the twelve months ended March 31, 1996 and 1995, respectively.

   The Bank has other sources of liquidity, including short term investments in bank and/or thrift certificates of deposit, commercial paper and federal funds. While the Bank has not had a need to borrow such funds, advances from the FHLB are available. If needed, the Bank could increase liquidity through the sale of unencumbered mortgage-backed securities, which are readily marketable, and its corporate debt portfolio. In that connection, the Bank has identified a portion of its investment and mortgage-backed securities portfolio as available for sale.

          At March 31, 1996, the Bank had outstanding loan commitments of $83,000. The Bank will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit that are scheduled to mature in one year or less at March 31, 1996 totalled $143.7 million. Management believes that a significant portion of such deposits will remain with the Bank.

        At March 31, 1996, the Bank met each of its capital requirements, in each case on a fully phased-in-basis. The following table presents the Bank's capital position at March 31, 1996 relative to fully phased-in regulatory requirements.

               ACTUAL     REQUIRED     EXCESS      ACTUAL       REQUIRED
               CAPITAL     CAPITAL     AMOUNT      PERCENT       PERCENT
               -------    --------     ------      -------      --------
                              (Dollars in thousands)
Tangible       $57,845      $7,130     $50,715         12.2%          1.5%

Leverage        57,845      14,260      43,585         12.2          3.0

Risk-based      58,057      16,759      41,298         27.7          8.0

          Tangible capital and core capital were $57.8 million at March 31, 1996. The Bank's risk-based capital increased to $58.1 million at March 31, 1996. The Bank exceeded its tangible, core and risk-based capital requirements by $50.7 million, $43.6 million, and $41.3 million, respectively.

IMPACT OF INFLATION AND CHANGING PRICES
- ---------------------------------------

          The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS
- ----------------------------------

          In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is encouraged. In management's opinion, when adopted SFAS No. 121 will not have a material effect on the Bank's financial position or results of operations.

          In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which is an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This Statement requires the recognition as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted. In management's opinion, when adopted Statement No. 122 will not have a material effect on the Bank's financial position or results of operations.

          In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The pronouncement is effective for transactions entered into for fiscal years that begin after December 15, 1995, though they may be adopted on issuance. In management's opinion, when adopted SFAS No. 123 will not have a material effect on the Bank's financial position or results of operations.

          On November 15, 1995, the FASB issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" ("the Guide"). The Guide permitted a one-time reassessment and related reclassifications from the held to maturity category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities at maturity in the future. In November 1995, the Bank performed a reassessment of its investment and mortgage-backed securities portfolio which resulted in a reclassification of approximately $91.5 million of investment securities from held to maturity into available for sale. There was no impact on the Bank's results from operations resulting from this transfer.

          In December 1994, the AICPA issued Statement of Position No. 94-6, "Disclosure of Certain Significant Risks and Uncertainties" ("SOP 94-6") which is effective for fiscal years ending after December 15, 1995. SOP 94-6 requires disclosure in the financial statements about certain risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term and relate to: (i) the nature of operations; (ii) the necessary use of estimates in the preparation of financial statements, and; (iii) significant concentrations in certain aspects of operations. Management does not anticipate that the adoption of SOP 94-6 will have a material impact upon the financial condition or results of operations of the Bank.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The information required by this item is included on pages F-1 through F-36 of this report.

                                    PART IV


ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K
          ---------------------------------------------------------------

   a)(1)  Financial Statements:

     -  Independent Auditors' Report, page F-2

     - Consolidated Statements of Financial Condition as of March 31, 1996 and 1995, page F-3

     - Consolidated Statements of Income for each of the years in the three-year period ended March 31, 1996, page F-4

     - Consolidated Statements of Changes in Stockholders' Equity for each of the years in the three-year period ended March 31, 1996, page F-5

     - Consolidated Statements of Cash Flows for each of the years in the three-year period ended March 31, 1996, page F-6

     -  Notes to Consolidated Financial Statements, pages F-7 through F-36

 (2) Financial Statement Schedule
        All other schedules are not submitted because they are not applicable or they are not required.

   b)  Reports on Form 8-K
           None.

 c)  Exhibits

           The following exhibits are filed as part of this report:

 3.1       Certificate of Incorporation of Conestoga Bancorp, Inc.*
 3.2       Bylaws of Conestoga Bancorp, Inc.*
 4.0       Stock Certificate of Conestoga Bancorp, Inc.*
 10.1 (a) Pioneer Savings and Loan Association Recognition and Retention Plan for Officers and Employees**
 10.1 (b) Pioneer Savings and Loan Association Recognition and Retention Plan for Outside Directors**
 10.2      Conestoga Bancorp, Inc. 1994 Incentive Stock Option Plan**
 10.3      Conestoga Bancorp, Inc. 1994 Stock Option Plan for Outside
           Directors**
 10.4      Pioneer Savings Bank, F.S.B. Employee Stock Ownership Plan and Trust*
 10.5 Form of Employment Agreements between Pioneer Savings Bank, F.S.B. and Certain Executive Officers
 10.6 Form of Employment Agreements between Conestoga Bancorp, Inc. and Certain Executive Officers
 10.7      Pioneer Savings Bank, F.S.B. Severance Compensation Plan***

 10.8 Form of Change in Control Agreements between Pioneer Savings Bank, F.S.B. and Certain Executive Officers
 10.9 Form of Change in Control Agreements between Conestoga Bancorp, Inc. and Certain Executive Officers
 10.10 Pioneer Savings Bank, F.S.B. Directors' Deferred Fee Stock Unit Plan**
 10.11 Pioneer Savings Bank, F.S.B. Outside Directors' Consultation and Retirement Plan*
 10.12 Pioneer Savings Bank, F.S.B. Supplemental Executives' Retirement Plan*
 11.0 Computation of earnings per share, incorporated herein by reference to Note 1 of Notes to the Consolidated Financial Statements
 21.0 Subsidiary information is incorporated herein by reference to "Subsidiaries"
 23.0      Consent of Arthur Andersen LLP
 99.0      Proxy Statement for 1995 Annual Meeting

 ____________________

 * Incorporated herein by reference into this document from the Exhibits to Form S-1, Registration Statement and amendments thereto, initially filed on December 21, 1993, Registration No. 33-73246.

 ** Incorporated herein by reference into this document from the Proxy Statement for the July 20, 1995 Annual Meeting of Stockholders filed on June 20, 1995.

 *** Incorporated herein by reference into this document from Form 10-K for the fiscal year ended March 31, 1994.

                     CONESTOGA BANCORP, INC. AND SUBSIDIARY
                     --------------------------------------



                                     INDEX
                                     -----



                                                      Page
                                                      ----

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS              F-2

CONSOLIDATED STATEMENTS OF FINANCIAL
 CONDITION AS OF MARCH 31, 1996 AND 1995              F-3


CONSOLIDATED STATEMENTS OF INCOME FOR
 EACH OF THE THREE YEARS IN THE PERIOD                F-4
 ENDED MARCH 31, 1996


CONSOLIDATED STATEMENTS OF CHANGES IN
 STOCKHOLDERS' EQUITY FOR EACH OF THE                 F-5
 THREE YEARS IN THE PERIOD ENDED MARCH
 31, 1996


CONSOLIDATED STATEMENTS OF CASH FLOWS
 FOR EACH OF THE  THREE YEARS IN THE                  F-6
 PERIOD ENDED MARCH 31, 1996


NOTES TO CONSOLIDATED FINANCIAL                       F-7
 STATEMENTS


                      [Letterhead of Arthur Andersen LLP]



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------



To the Stockholders and Board of Directors of Conestoga Bancorp, Inc.:

We have audited the accompanying consolidated statements of financial condition of Conestoga Bancorp, Inc. and subsidiary (the "Company") as of March 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conestoga Bancorp, Inc. and subsidiary as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 4 to the consolidated financial statements, effective April 1, 1994, the Company changed its method of accounting for certain investments in debt and equity securities.


                                                /s/ Arthur Andersen LLP

New York, New York
April 24, 1996

                     CONESTOGA BANCORP, INC. AND SUBSIDIARY
                     --------------------------------------
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------
               (In thousands except share and per share amounts)
               -------------------------------------------------

                                                March 31,
                                          ---------------------
                 ASSETS                      1996        1995
                 ------                   ---------   ---------

CASH AND DUE FROM BANKS                    $  9,834    $  7,566
FEDERAL FUNDS SOLD                            9,900      14,200
INTEREST-BEARING DEPOSITS WITH BANKS         29,900      18,885
SECURITIES AVAILABLE FOR SALE -
 Investment securities                            -          51
 Mortgage-backed securities                   1,549      17,897
                                           --------    --------
     Total securities available for sale      1,549      17,948
                                           --------    --------

SECURITIES HELD TO MATURITY -(market
 values of $308,542 and $245,734,
 respectively)
 Investment securities                      179,435     101,669
 Mortgage-backed securities                 128,061     148,605
                                           --------    --------
     Total securities held to maturity      307,496     250,274
                                           --------    --------

LOANS, net                                  114,518     114,651
ACCRUED INTEREST RECEIVABLE                   2,920       3,655
PREMISES AND EQUIPMENT, net                  12,629      12,526
OTHER ASSETS:
 Federal Home Loan Bank of New York --        2,681       2,681
  capital stock
 Other Real Estate Owned                        524           -
 Other                                        2,397       2,795
                                           --------    --------
     TOTAL ASSETS                          $494,348    $445,181
                                           ========    ========

    LIABILITIES AND STOCKHOLDERS' EQUITY
    ------------------------------------

DEPOSITS:
 Savings deposits                          $130,171    $132,668
 Time deposits                              222,948     177,285
 Money market accounts                       30,024      29,526
 Demand deposits                             16,582      13,526
                                           --------    --------
                                            399,725     353,005
                                           --------    --------

SECURITIES SOLD WITH AGREEMENT TO            10,000       9,795
 REPURCHASE
ADVANCES FROM BORROWERS FOR TAXES AND         1,477       1,927
 INSURANCE
INCOME TAXES PAYABLE                          2,400       2,273
ACCRUED EXPENSES AND OTHER LIABILITIES          782         719
                                           --------    --------
     TOTAL LIABILITIES                      414,384     367,719
                                           --------    --------

COMMITMENTS, CONTINGENCIES AND OTHER
 INFORMATION (Note 17)

STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value;
  2,000,000 shares authorized; none
  issued                                          -           -
 Common stock, $.01 par value,
  11,000,000 shares authorized;
  4,813,900 shares issued                        48          48
 Additional paid-in capital                  46,030      45,845
 Employee stock ownership plan               (2,803)     (3,240)
 Recognition and retention plan              (1,111)     (1,481)
 Treasury stock, at cost (71,965 shares
  and 19,369 shares, respectively)           (1,062)       (271)
 Retained earnings - subject to              38,844      36,579
  restrictions
 Unrealized appreciation (depreciation)
  on securities available for sale, net          18         (18)
                                           --------    --------
     Total stockholders' equity              79,964      77,462
                                           --------    --------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                 $494,348    $445,181
                                           ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                     CONESTOGA BANCORP, INC. AND SUBSIDIARY
                     --------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
                    (In thousands except per share amounts)
                    ---------------------------------------

                                                Year Ended March 31,
                                          ------------------------------
                                           1996       1995        1994
                                          -------    -------     -------
INTEREST INCOME:
 Loans                                    $ 9,069    $ 8,560     $ 8,495
 Mortgage-backed securities                10,364      7,868      10,758
 Investment securities                      8,761      6,546       4,253
 Securities available for sale              2,019      2,057         213
 Federal funds sold                         2,189      1,678       1,110
                                          -------    -------     -------
          Total interest income            32,402     26,709      24,829
                                          -------    -------     -------

INTEREST EXPENSE:
 Deposits                                  17,053     12,017      11,594
 Escrow                                        31         27          24
 Securities sold with agreement to
  repurchase                                1,209        261           -
                                          -------    -------     -------
          Total interest expense           18,293     12,305      11,618
                                          -------    -------     -------
          Net interest income before
           provision (recoveries)
            for loan losses                14,109     14,404      13,211

PROVISION (RECOVERIES) FOR LOAN LOSSES        104        (36)         39
                                          -------    -------     -------
          Net interest income after
           provision (recoveries)
            for loan losses                14,005     14,440      13,172
                                          -------    -------     -------

NON-INTEREST INCOME:
 Recoveries on investment securities            -          -         100
 Fee income from service charges              568        617         522
 Net gain on sale of mortgage-backed           73          -         409
  and investment securities
 Net gain on sale of other assets               3          3           -
 Net gain on sale of securities
  available for sale                        1,695        850         211
 Other                                        251        360         244
                                          -------    -------     -------
          Total non-interest income         2,590      1,830       1,486
                                          -------    -------     -------

NON-INTEREST EXPENSE:
 Salaries and employee benefits             3,792      3,498       3,587
 ESOP and RRP benefits                      1,045        854         100
 Premises and equipment                     1,454      1,309       1,298
 Advertising                                  146        184         176
 Federal insurance premiums                   938        882         829
 Merger related expenses                      842          -           -
 Other                                      2,049      1,933       1,353
                                          -------    -------     -------
          Total non-interest expense       10,266      8,660       7,343
                                          -------    -------     -------

INCOME BEFORE PROVISION FOR INCOME TAXES    6,329      7,610       7,315

PROVISION FOR INCOME TAXES                  3,119      3,508       3,406
                                          -------    -------     -------

          Net income                      $ 3,210    $ 4,102     $ 3,909
                                          =======    =======     =======
          Primary earnings per common
           share                            $0.71      $0.93        $.01
                                          =======    =======     =======
          Fully diluted earnings per
           common share                     $0.71      $0.92        $.01
                                          =======    =======     =======

 The accompanying notes are an integral part of these consolidated statements.

                     CONESTOGA BANCORP, INC. AND SUBSIDIARY
                     --------------------------------------
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
           ----------------------------------------------------------
                      (In thousands except share amounts)
                      -----------------------------------

                                                                                                                Unrealized
                                                                                                               Appreciation
                                                                                                              (Depreciation)
                                                 Additional   Unallocated    Unearned                         on Securities
                                 Common Stock      Paid-in   Common Stock  Comon Stock   Treasury   Retained   Available
                              Shares     Amount   Capital    Held by ESOP  Held by RRPs    Stock    Earnings  for Sale, Net  Total
                              ------     ------  ----------  ------------  ------------  --------   --------  ------------- -------

BALANCE, March 31, 1993             -     $ -     $     -      $     -       $     -     $     -     $28,568     $    -     $28,568
 Net proceeds from common
  stock issued in stock
  conversion                4,813,900      48      45,844            -             -           -           -          -      45,892

 Purchase of common stock
  by ESOP (370,300 shares)                  -            -      (3,703)            -           -           -          -      (3,703)

 Purchase of common stock
  by RRPs (185,150 shares)                  -           -           -         (1,852)          -           -          -      (1,852)

 Compensation amortized to
  expense                                   -           7          93              -           -           -          -         100

 Net income                                 -           -           -              -           -       3,909          -       3,909
                             ---------    ---     -------     -------        -------      ------     -------     ------     -------

BALANCE, March 31, 1994      4,813,900     48      45,851      (3,610)        (1,852)          -      32,477          -      72,914
 Change in accounting for
  certain investments in
  debt and equity
  securities                                -           -           -              -           -           -         989        989
 Payments for conversion
  costs                                     -         (75)          -              -           -           -           -        (75)

 Compensation amortized to
  expense                                   -         113         370            371           -           -           -        854
 Net income                                 -           -           -              -           -       4,102           -      4,102
 Change in unrealized
  depreciation on
  securities available for
  sale, net                                 -           -           -              -           -           -      (1,007)    (1,007)

 Acquisition of treasury
  stock                        (22,500)     -           -           -              -        (315)          -           -       (315)

 Exercise of stock options       3,131      -         (44)          -              -          44           -           -          -
                             ---------    ---     -------     -------        -------      ------     -------     ------     -------

BALANCE, March 31, 1995      4,794,531     48      45,845      (3,240)        (1,481)       (271)     36,579        (18)     77,462

 Compensation amortized to
  expense                                   -         305         370            370           -           -          -       1,045

 Net income                                 -           -           -              -           -       3,210          -       3,210
 Cash dividends declared
  on common stock                           -           -           -              -           -        (945)         -        (945)

 Cash dividends received
  on common stock                           -           -          67              -           -           -          -          67

 Change in unrealized
  appreciation on
  securities available for
  sale, net                                 -           -           -              -           -           -         36          36

 Acquisition of treasury
  stock                       (105,000)     -           -           -              -      (1,548)          -          -      (1,548)

 Exercise of stock options      52,404      -        (248)          -              -         757           -          -         509
 Tax benefit of stock
  options                                   -         128           -              -           -           -          -         128

                             ---------    ---     -------     -------        -------      ------     -------     ------     -------

BALANCE, March 31, 1996      4,741,935    $48     $46,030     $(2,803)       $(1,111)    $(1,062)    $38,844     $   18     $79,964
                             =========    ===     =======     =======        =======     =======     =======     ======     =======

 The accompanying notes are an integral part of these consolidated statements.

                     CONESTOGA BANCORP, INC. AND SUBSIDIARY
                     --------------------------------------
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------
                                 (In thousands)
                                 --------------

                                                Year Ended March 31,
                                          -------------------------------
                                             1996       1995       1994
                                          ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                               $   3,210   $  4,102   $  3,909
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
   Depreciation and amortization                483        797        614
   Provision (recoveries) for loan
    losses                                      104        (36)        39
   Recoveries on investment securities            -          -       (100)
   (Increase) decrease in assets-
   Accrued interest receivable                  735       (810)        64
   Other assets                                 398     (2,068)       (69)
   Increase (decrease) in liabilities-
   Income taxes payable                         225        279       (295)
   Accrued expenses and other
    liabilities                                  63       (288)       265
                                          ---------   --------   --------
           Net cash provided by               5,218      1,976      4,427
            operating activities          ---------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of premises and equipment           (626)      (941)    (1,556)
 Sale (purchase) of Federal Home Loan
  Bank of New York capital stock                  -       (309)        47
 Purchases of investment securities        (330,738)   (63,560)   (57,857)
 Purchases of securities available for
  sale                                       (7,998)       (49)   (42,995)
 Sales of investment securities               3,995          -      8,335
 Maturities of investment securities        221,938     17,000     41,415
 Sales of securities available for sale     108,256     54,737     37,079
 Maturities of securites available for
  sale                                        5,000          -          -
 Net (purchases) maturities of
  interest-bearing deposits with banks      (11,015)   (18,192)       297
 Loans made to customers                    (11,493)   (26,750)   (17,524)
 Principal collected on loans                11,126     12,018     19,758
 Purchases of mortgage-backed securities    (61,210)   (58,347)   (69,601)
 Sales of mortgage-backed securities              -          -      4,940
 Principal collected on mortgage-backed
  securities and mortgage-backed
  securities available for sale              20,957     15,538     49,390
 Net decrease in other investments                -          -        213
                                          ---------   --------   --------

           Net cash used in investing
            activities                      (51,808)   (68,855)   (28,059)
                                          ---------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in securities sold with
  agreement to repurchase                       205      9,795          -
 Net increase in demand deposits              3,056        687      2,947
 Net increase (decrease) in money
  market accounts                               498     (3,373)    (4,311)
 Net increase (decrease) in advances
  from borrowers for taxes and insurance       (450)       166         45
 Net increase (decrease) in savings
  deposits                                   (2,497)   (23,138)    16,627
 Net increase in time deposits               45,663     28,076        987
 Acquisition of treasury stock               (1,548)      (315)         -
 Exercise of stock options                      509          -          -
 Cash dividends paid                           (945)         -          -
 Cash dividends received on common
  stock held by ESOP                             67          -          -
 Payments for conversion costs                    -        (75)    (2,247)
 Purchase of common stock by ESOP                 -          -     (3,703)
 Purchase of common stock by RRPs                 -          -     (1,852)
 Proceeds from issuance of common stock           -          -     48,139
                                          ---------   --------   --------

           Net cash provided by
            financing activities             44,558     11,823     56,632
                                          ---------   --------   --------
           Net (decrease) increase in
            cash and cash equivalents        (2,032)   (55,056)    33,000

CASH AND CASH EQUIVALENTS, beginning of
 period                                      21,766     76,822     43,822
                                          ---------   --------   --------
CASH AND CASH EQUIVALENTS, end of period  $  19,734   $ 21,766   $ 76,822
                                          =========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

                     CONESTOGA BANCORP, INC. AND SUBSIDIARY
                     --------------------------------------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
               (In thousands except share and per share amounts)
               -------------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

The following is a description of the significant accounting and reporting policies followed in preparing and presenting the accompanying consolidated financial statements:

Basis of Presentation
- ---------------------

The accounting and financial reporting policies of the Company are in conformity with generally accepted accounting principles and general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statements of condition. The same is true of revenues and expenses reported for the period. Actual results could differ from those estimates.

Principles of Consolidation
- ---------------------------

The accompanying consolidated financial statements include the accounts of Conestoga Bancorp, Inc. (the "Company") and its wholly-owned subsidiary, Pioneer Savings Bank, F.S.B. (the "Bank"), a federally chartered stock savings bank.
All significant intercompany accounts and transactions are eliminated in consolidation.

As more fully discussed in Note 2, the Company, a Delaware corporation, was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank pursuant to the conversion of the Bank from a federally chartered mutual savings and loan association to a federally chartered stock savings bank. The Company is subject to the financial reporting requirements of the Securities Exchange Act of 1934, as amended.

Cash and Cash Equivalents
- -------------------------

The Company generally considers short-term instruments, with original maturities of three months or less, measured from their acquisition date, and highly liquid instruments readily convertible to known amounts of cash, to be cash equivalents.

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

The following is a supplemental disclosure of cash flow information and noncash financing activities:

                                                 Year Ended March 31,
                                               -------------------------
                                                1996     1995     1994
                                               -------  -------  -------

  Interest paid                                $18,338  $12,141  $11,656
                                               =======  =======  =======
  Income taxes paid                            $ 2,826  $ 3,229  $ 3,550
                                               =======  =======  =======
  Reclassification from held to maturity to
   available for sale                          $91,541
                                               =======

Securities Available for Sale
- -----------------------------

Effective April 1, 1994, the Company adopted Statement of Financial Accounting Standards (''SFAS'') No. 115, ''Accounting for Certain Investments in Debt and Equity Securities''. Debt securities, mortgage-backed securities and equity securities used as part of the Company's asset/liability management that may be sold in response to changes in interest rates, prepayments, and other factors have been classified as available for sale. Such securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity (on an after-tax basis). Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

On November 15, 1995, the FASB issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" (the "Guide"). The Guide permitted a one-time reassessment and related reclassifications from the held to maturity category that will not call into question the intent of the Company to hold other debt securities to maturity in the future. In November 1995, the Company performed a reassessment of its investment and mortgage-backed securities portfolio which resulted in a reclassification of approximately $91.5 million of securities from held to maturity into available for sale. This transfer resulted in an increase to stockholders' equity of $423, net of income taxes.

Securities Held to Maturity
- ---------------------------

Held to maturity investment securities are stated at cost adjusted for accretion of discount or amortization of premium. Mortgage-backed securities are stated at the unpaid principal amount net of unearned discount and unamortized premiums. Discounts are accreted and premiums are amortized using the interest method. The Company has the intent and ability to hold such securities until maturity.

Loans
- -----

Loans are stated at the principal amount outstanding, net of unearned income. Loan origination fees are recognized in interest income as an adjustment to yield over the life of the loan. Loans are placed on nonaccrual status when management has determined that the borrower will be unable to meet contractual principal or interest obligations. When a loan is classified as nonaccrual, the recognition of interest income ceases.

The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" on April 1, 1995. Both pronouncements establish the accounting by creditors for impairment of certain loans with the latter adding as to how a creditor recognizes interest income related to those impaired loans. Both pronouncements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan's collateral dependent. Based upon the current loan portfolio, SFAS No. 114, as amended by SFAS No. 118, did not have a material effect on the carrying value of the Company's loan portfolio.

The Company previously measured the allowance for loan losses on impaired loans using methods similar to those prescribed in SFAS No. 114 and SFAS No. 118. As a result of adopting these statements, no additional allowance for loan losses was required as of April 1, 1995.

Allowance for Loan Losses
- -------------------------

The allowance for loan losses is established by management to absorb future charge-offs of loans that may be uncollectible. The allowance is increased by charges to operations and reduced by net charge-offs. The amount of the allowance is based on estimates and the ultimate losses may vary from the current estimates. These estimates are evaluated periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known. Considerations in this evaluation include past and anticipated loss experience, real estate collateral, as well as current and anticipated economic conditions and maintenance of the allowance at a level adequate to absorb unforeseeable losses, but which are inherent losses in the loan portfolio at the reporting date.

While management uses available information to recognize provisions for loan losses as of the date of the statement of financial condition, future additions to the allowance may be necessary based on changes in the borrowers' economic conditions and the composition of the loan portfolio. In addition, the Company's regulators, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such regulators may require the Company to provide additions to the allowance based on judgments different from those of management.

Other Real Estate Owned
- -----------------------

Other Real Estate Owned ("OREO") includes properties that have been acquired by the Company through foreclosure. OREO is recorded at the lower of: 1) the fair market value of the properties less estimated costs to sell or 2) the recorded investment in the related loan at the date of foreclosure. Subsequent reserves and adjustments to the carrying value of the properties to reflect declines in fair market value after the date of foreclosure as well as carrying and disposal costs are charged to operating expenses.

Loan Origination Fees
- ---------------------

Nonrefundable loan fees net of certain direct origination costs are deferred, and recognized to income, using the level-yield method, as a yield adjustment, over the contractual lives of the related loans adjusted for estimated prepayments.

Premises and Equipment
- ----------------------

Land is stated at original cost. Buildings and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

                              Years
                             -------
Buildings                         40
Furniture and equipment           10
On-line savings equipment          5
Other                        Various

Building improvements on leased property are amortized over the remaining terms of the respective lease.

Income Taxes
- ------------

SFAS No. 109 "Accounting for Income Taxes", requires the use of the asset and liability approach in accounting for income taxes. Under this method, the Company is required to establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled.

Earnings Per Common Share
- -------------------------

Earnings per common share is computed based upon the weighted average number of common shares outstanding during the period plus the effect of common shares contingently issuable, primarily from the exercise of stock options using the treasury stock method.

Fully diluted earnings per common share reflects additional dilution related to common shares contingently issuable due to the use of the market price at the end of the period, when higher than the average market price for the period.

Earnings per common share reflect the operations for the twelve months ended March 31, 1996 and 1995, divided by 4,497,660 and 4,403,761 shares, respectively (primary); and 4,523,704 and 4,472,651 shares, respectively (fully diluted), which represent the weighted average number of common shares and common share equivalents outstanding during the period.

Employee Stock Ownership Plan
- -----------------------------

Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6") requires that the issuance or sale of treasury shares to the ESOP be reported when the issuance or sale occurs, and that compensation expense be recognized for shares committed to be released to directly compensate employees equal to the fair value of the shares committed. The difference between the fair value of the shares committed to be released and the cost of such shares should be charged or credited to additional paid in capital. Additionally, ESOP shares that have been committed to be released should be considered outstanding for earnings per share computations. In addition, SOP 93-6 requires that leveraged ESOP debt and related interest expense be reflected
in the employer's financial statements.   The Company adopted SOP 93-6 on April
1, 1994.

2.  CONVERSION TO STOCK FORM OF OWNERSHIP
    -------------------------------------

On September 29, 1993, the Board of Directors of the Bank adopted a Plan of Conversion to convert from mutual to stock form. As part of the conversion, the Company was incorporated under Delaware law, for the purpose of acquiring and holding all of the outstanding stock of the Bank. On March 30, 1994, the Company completed its initial public offering and issued 4,258,450 shares of common stock (par value $.01 per share) at a price of $10.00 per share, 370,300 shares were acquired by the ESOP and 185,150 shares were acquired by the RRPs, resulting in net proceeds of approximately $45,892. The Company retained approximately $22,946 of the net proceeds and used the remaining net proceeds to purchase all of the outstanding stock of the Bank. Costs related to the conversion were charged against the Company's proceeds from the sale of the stock.

At the time of conversion, the Bank established a liquidation account in an amount equal to the retained earnings of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

The Company may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements, the amount required for the liquidation account, or if such declaration and payment would otherwise violate regulatory requirements.

3.  PROPOSED ACQUISITION
    --------------------

On November 2, 1995, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Dime Savings Bank of Williamsburgh (the "Dime") pursuant to which the Company and the Bank will be merged into the Dime (the "Acquisition"). The Merger Agreement provides that each share of the Company's common stock, par value $.01 per share (the "Conestoga Common Stock") outstanding as of the effective time of the Merger (the "Effective Time") (other than shares held as treasury stock, unallocated shares held by the Company's Recognition and Retention Plans and Trusts and any shares as to which dissenters' rights may be exercised under applicable law) will be converted into the right to receive $21.25 in cash without interest (the "Merger Consideration"). In the event the transaction is not completed on or prior to May 31, 1996, the Dime will be required to increase the Merger Consideration by $.07 per share for each month, pro rated on a daily basis, commencing on June 1, 1996 until completion of the transaction. Based on the total number of shares of the Company's Common Stock outstanding as of December 31, 1995 and the consideration to be paid in respect of options of the Company's Common Stock outstanding on that date, assuming all such options are converted into the right to receive cash, the Company estimates that total cash consideration to be paid to the Company's shareholders and option holders in the Merger is approximately $105 million.

The Acquisition is subject to (i) approval by the requisite number of shareholders of the Company of the Merger Agreement, (ii) the receipt of all necessary consents, waivers, clearances, approvals and authorizations from regulators or governmental bodies, including the OTS, (iii) the occurrences of all material steps necessary to complete the Dime's Conversion and (iv) the satisfaction or waiver of certain other conditions.

On March 22, 1996, the Company announced that its shareholders, at a special meeting, approved the above agreement.

4.  ACCOUNTING CHANGES
    ------------------

In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are classified as held to maturity. Securities can be classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold those securities to maturity. If not classified as held to maturity, such securities must be classified as trading securities or securities available for sale. Unrealized holding gains or losses for securities available for sale are to be excluded from earnings and reported as a net amount as a separate component of stockholders' equity. Unrealized holding gains and losses for trading securities are to be included in earnings. On April 1, 1994, the Company adopted SFAS No. 115 which resulted in an increase in stockholders' equity of $989, on an after tax basis, which represents the net unrealized appreciation on securities available for sale.

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and must be adopted by the Company effective April 1, 1996. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. Adoption of the disclosure requirements of this new accounting standard will not have an impact on the Company's results of operations or financial condition.

5.  INTEREST-BEARING DEPOSITS WITH BANKS
    ------------------------------------

Interest-bearing deposits with banks generally represent short-term liquid investments with maturities of one year or less. They are recorded at cost, which approximates market value, and are generally held to maturity.

The components of interest-bearing deposits with banks as of March 31, 1996 and 1995 are as follows:

                                           1996     1995
                                          -------  -------

Federal Home Loan Bank (FHLB) overnight   $29,900  $ 6,900
 deposits
FHLB term deposits                              -   10,500
Certificates of deposit                         -    1,485
                                          -------  -------
                                          $29,900  $18,885
                                          =======  =======

6.    INVESTMENT SECURITIES
      ---------------------

The amortized cost and estimated market values of investment securities at March 31, 1996 and 1995 were as follows:

SECURITIES HELD TO MATURITY
- ---------------------------

Securities held to maturity are summarized below:

                                           March 31, 1996
                              --------------------------------------
                                              Gross
                                            Unrealized    Estimated
                              Amortized  ----------------   Market
                                Cost     Gains   Losses      Value
                              ---------  -----   --------  ---------
Debt securities:
 U.S. Treasury notes           $  4,959   $208  $  -        $  5,167
 Government agencies             72,950     38      (172)     72,816
 Corporate notes and bonds      101,526    401       (17)    101,910
                               --------   ----   -------    --------

         Totals                $179,435   $647   $  (189)   $179,893
                               ========   ====   =======    ========

                                           March 31, 1995
                              --------------------------------------
                                              Gross
                                            Unrealized    Estimated
                              Amortized  ----------------   Market
                                Cost     Gains   Losses      Value
                              ---------  -----   --------  ---------
Debt securities:
 U.S. Treasury notes           $  4,948   $ 61  $  -        $  5,009
 Government agencies             61,835      -    (1,246)     60,589
 Corporate notes and bonds       34,886      -      (522)     34,364
                               --------   ----   -------    --------

         Totals                $101,669   $ 61   $(1,768)   $ 99,962
                               ========   ====   =======    ========

The amortized cost and estimated market value of investment securities held to maturity at March 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       March 31, 1996
                                    --------------------
                                               Estimated
                                    Amortized   Market
                                      Cost       Value
                                    ---------  ---------
Within 1 year                        $119,012   $118,994
After 1 year through 5 years           44,430     44,964
After 5 years through 10 years         15,993     15,935
After 10 years                              -          -
                                     --------   --------
     Total investment securities     $179,435   $179,893
                                     ========   ========

                                            Year Ended March 31,
                                           ----------------------
                                            1996    1995    1994
                                           ------  -----   ------
Proceeds received from sales of
 investment securities held to maturity    $3,995  $  -    $8,335
                                           ======  =====   ======
Gross realized gains from sales of
 investment securities held to maturity    $   94  $  -    $  399
                                           ======  =====   ======
Gross realized losses from sales of
 investment securities held to maturity    $   21  $  -    $  -
                                           ======  =====   ======

Sales of investment securities held to maturity for the year ended March 31, 1996 approximated $4.0 million and reflects sales of downgraded corporate bonds. The $4.0 million of downgraded corporate bonds were sold because there was evidence of significant deterioration of the issuer's creditworthiness, and were therefore sold in accordance with SFAS No. 115.

SECURITIES AVAILABLE FOR SALE
- -----------------------------

Securities available for sale are summarized below:

                                                March 31, 1995
                                   ---------------------------------------
                                                   Gross
                                                 Unrealized      Estimated
                                   Amortized  -----------------    Market
                                     Cost      Gains    Losses     Value
                                   ---------  -------  --------  ---------
Marketable equity securities:
 Government agencies                $    49   $     2  $  -       $     51
                                    -------   -------  --------  ---------
    Total securities available for
      sale                          $    49   $     2  $  -       $     51
                                    =======   =======  ========  =========

The Company did not have investment securities available for sale at March 31, 1996.

                                               Year Ended March 31,
                                            ---------------------------
                                              1996      1995      1994
                                            -------   -------  --------
Proceeds received from sales of
 securities available for sale              $23,019   $14,500   $29,232
                                            =======   =======  ========
Gross realized gains from sales of
 securities available for sale              $   206   $  -      $    75
                                            =======  ========  ========
Gross realized losses from sales of
 securities available for sale              $    79   $   685   $  -

                                            =======   =======  ========

7.  MORTGAGE-BACKED SECURITIES
    --------------------------

The amortized cost and estimated market values of mortgage-backed securities at March 31, 1996 and 1995 were as follows:

MORTGAGE-BACKED SECURITIES HELD TO MATURITY
- -------------------------------------------

Mortgage-backed securities held to maturity are summarized below:

                                                      March 31, 1996
                                          --------------------------------------
                                                          Gross
                                                        Unrealized     Estimated
                                          Amortized  ---------------    Market
                                            Cost     Gains   Losses      Value
                                          ---------  -----  --------   ---------
Pass-through certificates guaranteed
 by GNMA, FNMA and FHLMC                   $122,189   $602  $     -     $122,791

Real estate mortgage investment
 conduit obligations                          5,872      -       (14)      5,858
                                           --------  -----   -------    --------
                                           $128,061   $602   $   (14)   $128,649
                                           ========  =====   =======    ========

                                                      March 31, 1995
                                          --------------------------------------
                                                          Gross
                                                        Unrealized     Estimated
                                          Amortized  ---------------    Market
                                            Cost     Gains   Losses      Value
                                          ---------  -----  --------   ---------
Pass-through certificates guaranteed by
  GNMA, FNMA and FHLMC                     $140,660  $  -    $(2,566)   $138,094

Real estate mortgage investment conduit
  obligations                                 7,945      -      (267)      7,678
                                           --------  -----   -------    --------
                                           $148,605  $  -    $(2,833)   $145,772
                                           ========  =====   =======    ========


                                           Year Ended March 31,
                                          ---------------------
                                           1996   1995    1994
                                          -----  ------  ------
Proceeds received from sales of
 mortgage-backed securities held to
 maturity                                 $  -   $  -    $4,940
                                          =====  ======  ======

Gross realized gains from sales of
 mortgage-backed securities held to
 maturity                                 $  -   $  -    $   17
                                          =====  =====   ======

Gross realized losses from sales of
 mortgage-backed securities held to
 maturity                                 $  -   $  -    $    7
                                          =====  =====   ======

MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE
- ---------------------------------------------

Mortgage-backed securities available for sale are summarized below:

                                                      March 31, 1996
                                          --------------------------------------
                                                          Gross
                                                        Unrealized     Estimated
                                          Amortized  ---------------    Market
                                            Cost     Gains   Losses      Value
                                          ---------  -----  --------   ---------
Pass-through certificates guaranteed by
 GNMA, FNMA and FHLMC                       $ 1,323    $31  $    -     $ 1,354

Real estate mortgage investment conduit
 obligations                                    194      1       -         195
                                            -------  -----  ------     -------
                                            $ 1,517    $32  $    -     $ 1,549
                                            =======  =====  ======     =======

                                                      March 31, 1995
                                          --------------------------------------
                                                          Gross
                                                        Unrealized     Estimated
                                          Amortized  ---------------    Market
                                            Cost     Gains   Losses      Value
                                          ---------  -----  --------   ---------
Pass-through certificates guaranteed by
GNMA, FNMA and FHLMC                        $15,934  $  -     $(32)    $15,902

Real estate mortgage investment conduit
obligations                                   2,000      -      (5)      1,995
                                            -------  -----  ------     -------
                                            $17,934  $  -     $(37)    $17,897
                                            =======  =====  ======     =======


                                              Year Ended March 31,
                                          ---------------------------
                                            1996      1995      1994
                                          --------   -------   ------
Proceeds received from sales of
 mortgage-backed securities available
 for sale                                  $85,237   $40,237   $7,847
                                           =======   =======   ======

Gross realized gains from sales of
 mortgage-backed securities available
 for sale                                  $ 1,568   $ 1,535   $  136
                                           =======   =======   ======

Gross realized losses from sales of
 mortgage-backed securities available
 for sale                                 $  -      $  -      $  -
                                          ========  ========  =======

8.  LOANS, NET
    ----------

Loans consist of the following:

                                                               March 31,
                                                         --------------------
                                                           1996        1995
                                                         --------    --------
Loans secured by mortgages on real estate:
 Residential 1-4 family                                  $107,293    $107,593
 Nonresidential (non-participation multi-family
  and mixed-use)
                                                            3,190       3,271
 Participation investments in loans purchased               2,640       2,343
 Partially guaranteed by Veterans Administration
  (VA) or insured by Federal Housing Authority (FHA)          352         444

 Land and building loans (net of loans in process)            350         275
 Less: Discounts and fees, net                               (479)       (590)
                                                         --------   ---------
       Net loans secured by mortgages on real estate      113,346     113,336
                                                         --------   ---------

Other loans:
 Passbook loans (secured by savings and time deposits)      1,384       1,467
 Participation in loans fully guaranteed by Agency for
  International Development (AID)                               -          22
                                                         --------   ---------
       Net other loans                                      1,384       1,489
                                                         --------   ---------
Less: Allowance for loan losses                              (212)       (174)
                                                         --------   ---------
       Net loans                                         $114,518    $114,651
                                                         ========   =========



The following is an analysis of the allowance for loan losses:

                                                 Year Ended March 31,
                                              -------------------------
                                               1996      1995      1994
                                              -----     -----     -----
Balance, beginning                            $ 174     $ 210     $ 171

Provision charged (credited) to                 104       (36)       39
 operations
Loans charged off                               (66)        -         -
                                              -----     -----     -----
Balance, end                                  $ 212     $ 174     $ 210
                                              =====     =====     =====

As of March 31, 1996, the Company did not have any impaired loans in accordance with SFAS No. 114 and 118.

Loans on a nonaccrual basis at March 31, 1996 and 1995 approximated $265 and $351, respectively.

Interest income on nonaccrual loans that would have been recorded under the original terms of such loans, net of interest income actually received, is summarized as follows:



                                             Year Ended March 31,
                                           ------------------------
                                            1996     1995     1994
                                           -----     -----    -----
Interest income which would have been
 recognized on nonaccrual loans (net of
 interest income received)                 $  33     $  36    $  29
                                           =====     =====    =====

9.  ACCRUED INTEREST RECEIVABLE
    ---------------------------


                                                         March 31,
                                                   ----------------------
                                                     1996          1995
                                                   -------        -------

Loans                                              $   825        $   771
Investment securities                                1,376          1,998
Securities available for sale                            8             86
Mortgage-backed securities                             711            790
Other                                                    -             10
                                                   -------        -------
                                                   $ 2,920        $ 3,655
                                                   =======        =======


10.  PREMISES AND EQUIPMENT, NET
     ---------------------------

The following is a summary of premises
 and equipment:


                                                         March 31,
                                                   ----------------------
                                                     1996          1995
                                                   -------        -------

Land                                               $ 2,974        $ 2,974
Buildings and improvements                          10,734         10,408
Furniture and equipment                              2,211          1,941
On-line savings equipment                              962          1,009
Other                                                  109            109
                                                   -------        -------
                                                    16,990         16,441

Less- Accumulated depreciation and                  (4,361)        (3,915)
 amortization                                      -------        -------
                                                   $12,629        $12,526
                                                   =======        =======


11.  FEDERAL HOME LOAN BANK OF NEW YORK -- CAPITAL STOCK
     ---------------------------------------------------

The Bank is a member of the Federal Home Loan Bank of New York (FHLBNY). Membership requires the purchase of shares of FHLBNY capital stock at $100 per share, generally based on the value of the Bank's mortgage portfolio. As of March 31, 1996 and 1995, the Bank owned 26,810 shares. The FHLBNY paid dividends on the capital stock at the weighted averages of 7.27%, 7.65% and 8.80% for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

12.    DEPOSITS
       --------

Deposits are summarized as follows:


                                                            March 31,
                                            -----------------------------------------
                                                    1996                    1995
                                            -----------------------------------------
                                            Stated                 Stated
                                             Rate      Amount       Rate       Amount
                                           -------     ------      -----       ------
Interest bearing:
 Savings accounts                              2.50%   $130,171        2.50%   $132,668
 Certificate accounts                     4.34-5.70     222,948   4.58-7.13     177,285
 Money market accounts                         3.00      30,024        3.00      29,526
 Demand deposits                                  -      16,582           -      13,526
                                                       --------                --------
                                                       $399,725                $353,005
                                                       ========                ========


The remaining maturity of certificate accounts are as follows:





                                                                          March 31,
                                                                   --------------------
                                                                     1996        1995
                                                                   ---------   --------

12 months or less                                                $  143,674    $101,601
Over 12 months to 36 months                                          56,161      60,162
Over 36 months                                                       23,113      15,522
                                                                 ----------    --------
                                                                 $  222,948    $177,285
                                                                 ==========    ========

The aggregate amount of certificates of deposit with a minimum denomination of $100 was approximately $22,043 and $14,754 as of March 31, 1996 and 1995, respectively.

Interest expense related to deposits is as follows:

                                              Year Ended March 31,
                                           --------------------------
                                            1996      1995      1994
                                           ------    ------   -------

Savings accounts                          $ 3,205   $ 3,651   $ 3,698
Certificate and money market accounts      13,848     8,366     7,896
                                          -------   -------   -------
                                          $17,053   $12,017   $11,594
                                          =======   =======   =======

13.  SECURITIES SOLD WITH AGREEMENT TO REPURCHASE
     --------------------------------------------

Presented below is information concerning securities sold with agreement to repurchase and the related weighted average interest rates for the years ended March 31, 1996 and 1995:

                                               March 31,
                                           -----------------
                                            1996       1995
                                           -----      -----

Average amounts outstanding                $18,660    $4,522
Total interest costs                         1,209       261
Average interest rate paid                    6.48%     5.77%
Maximum amount outstanding at any month     39,509     9,795
 end
Ending balance                              10,000     9,795
Weighted average interest rate on             5.73%     5.95%
 balance outstanding

The underlying collateral, which consists of mortgage-backed securities, U.S. Treasury notes and government agency securities, is held by a third-party institution. As of March 31, 1996 and 1995, the market value of such collateral was approximately $10,832 and $9,989, respectively.

There were no securities sold with agreement to repurchase for the year ended March 31, 1994.

14.    INCOME TAXES
       ------------

The provision for income taxes is as follows:


                      Year Ended March 31,
                     ----------------------
                     1996     1995     1994
                     ----     ----     ----
Current:
 Federal             $1,869   $2,141   $1,788
 State and local      1,152    1,094    1,392
                     ------   ------   ------
                      3,021    3,235    3,180
Deferred                 98      273      226
                     ------   ------   ------
                     $3,119   $3,508   $3,406
                     ======   ======   ======

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                              Year Ended March 31,
                                            ------------------------
                                            1996      1995      1994
                                            ----      ----      ----

Federal income tax                         $2,152    $2,587    $2,487
Increases in income taxes resulting
 from:
 State and local income taxes, net of
  federal tax benefit                         779       918       966

 Merger related expenses not deductible
  for tax purposes                            383         -         -

 Other items, net                            (195)        3       (47)
                                           ------    ------    ------
Effective federal income tax               $3,119    $3,508    $3,406
                                           ======    ======    ======
Effective tax rate                           49.3%     46.1%     46.6%
                                           ======    ======    ======

The following is a summary of the income tax liability:

                                                          March 31,
                                                       --------------
                                                       1996      1995
                                                       ----      ----

Current taxes                                        $  690    $  661
Deferred taxes                                        1,710     1,612
                                                     ------    ------
                                                     $2,400    $2,273
                                                     ======    ======


The components of the Company's deferred tax assets and liabilities at March 31, 1996 and 1995, are as follows:

                                               March 31,
                                            ---------------
                                            1996       1995
                                            ----       ----
Deferred income tax assets:
 Provision for losses on other assets      $    93    $    93
 Other                                         222        136
 Valuation allowance                             -          -
                                           -------    -------
         Net deferred income tax assets        315        229
                                           -------    -------

Deferred income tax liabilities:
 Tax over book depreciation                   (562)      (515)
 Bad debt deduction                         (1,463)    (1,305)
 Other                                           -        (21)
                                           -------    -------
         Total deferred income tax          (2,025)    (1,841)
          liabilities                      -------    -------
         Net deferred income taxes         $(1,710)   $(1,612)
                                           =======    =======

Income taxes are deferred as a result of the temporary differences in the timing of the recognition of certain income and expenses for income tax and financial reporting purposes. The primary sources of these differences are accelerated tax depreciation and bad debt deductions.

Bad Debt Deduction
- ------------------

The Company has qualified under certain provisions of the Internal Revenue Code ("Section 593") which permit the deduction from taxable income of an allowance for loan losses based upon a percentage of taxable income before such deduction. The maximum deduction allowed under current law is 8% of taxable income provided that certain minimum levels of qualifying assets are maintained. In accordance with SFAS No. 109, the Company provides deferred taxes for this temporary difference.

At March 31, 1996, surplus included approximately $4,535 which represents the accumulation of such statutory bad debt deduction for which no federal income taxes have been provided. If this portion of surplus is charged for any purpose other than bad debt losses, if the Company fails to maintain minimum levels of qualifying assets, or if the Company is liquidated, a tax liability will be created from the recapture of previous bad debt deductions.

Management of the Company does not anticipate that surplus will be used or qualifying asset levels will be reduced in such a way as to result in the recapture of these deductions.

Pending Legislation Regarding Bad Debt Reserves
- -----------------------------------------------

Under pending legislative proposals, Section 593 would be repealed and the Company would be unable to make additions to its tax bad debt reserve, would be permitted to deduct bad debts only as they occur and would additionally be required to recapture over a multi-year period the excess of the balance of its bad debt reserve as of the date specified in the legislation (the "Specified Date") over the balance of such reserves as of December 31, 1987, or a lesser amount if the Company's loan portfolio has decreased since December 31, 1987. However, such recapture requirements would be suspended for each of two successive taxable years beginning after the Specified Date in which the Company originates a minimum amount of certain residential loans based upon the average of the principal amounts of such loans made by the Company during its six taxable years ending on the Specified Date. Similar consequences would result under present law if the Company were to fail the definitional tests except that, under present law, the Company would recapture all of its bad debt reserves and not only the excess over the December 31, 1987 balance, and present law does not provide a two year suspension of the recapture. In addition, if Section 593 of the Code is repealed, the Company would be required under the New York State Bank Franchise Tax and New York City Banking Corporation Tax to include in its entire net income, for the last taxable year Section 593 of the Code applied, the excess of its New York State and New York City reserves for losses on qualifying real property loans over its reserve for losses on such loans maintained for federal income tax purposes (the "Excess Reserves"). Accordingly, if the pending legislative proposals are enacted in their present form, unless further legislation is adopted in New York State and New York City, the Company will be required to take its Excess Reserves into income in computing its New York State and City taxes for its taxable year specified in the legislation. The enactment of such legislation, in its present form, would result in aggregate tax liability of $2.3 million associated with such recapture. This will result in an additional tax provision and corresponding reduction in stockholders' equity of approximately $900.

15.  BENEFIT PLANS
     -------------

Retirement Plan
- ---------------

The Company is a participant in a defined benefit, noncontributory, multiple employer pension plan (the "Plan") with the New York State Bankers Retirement System covering substantially all employees. Pension benefits are based on length of service, average annual compensation, and other benefits. The Company's funding policy, the entry age normal cost-frozen initial liability method is consistent with the funding requirements of federal law and regulations. The Plan's assets consist principally of publicly traded stocks and bonds.

The Company accounts for the Plan in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

The Company performs its pension valuation to coincide with the year-end of the pension plan (September 30th). The Company estimates that its pension status is not materially different at March 31, 1996 and 1995. The components of net pension expense as determined by the Plan's actuary at the most recent September 30th valuation dates are as follows:

                                           1996    1995    1994
                                           ----    ----    ----

Service cost - benefits earned during     $ 183   $ 185   $ 163
 the period
Interest cost on projected benefit          239     225     201
 obligation
Actual return on plan assets               (279)   (238)   (236)
Net amortization and deferral                (5)     13     (15)
                                          -----   -----   -----
         Net pension cost                 $ 138   $ 185   $ 113
                                          =====   =====   =====


A comparison of accumulated plan benefit obligation and plan net assets as of the most recent actuarial valuation is as follows:

                                                1996          1995
                                                ----          ----

Accumulated benefit obligation, including
 vested benefits of $2,821 and $2,579            $ 2,841       $ 2,607
                                                 =======       =======

Projected benefit obligation                      (3,455)       (3,162)
Plan assets at fair value                          3,800         3,355
                                                  ------       -------
Excess (deficiency) of Plan assets over
 projected benefit obligation                        345           193


Unrecognized prior service cost                      (12)          (13)
Unrecognized loss from experience different
 from that assumed                                   497           510

Unrecognized net transition asset                   (131)         (148)
                                                  ------       -------
Projected prepaid pension cost at                 $  699       $   542
 September 30, 1996 and 1995                      ======       =======

Major assumptions utilized were as
 follows:

                                                1996      1995
                                                ----      ----

Discount rate                                   7.75%      8.0%
Rate of increase in compensation levels          5.0       5.0
Expected long-term rate of return on             8.5       8.5
 Plan assets

Savings Plan
- ------------

The Company maintains a retirement savings plan for its employees which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code through July 31, 1994. After July 31, 1994, no further contributions have been allowed due to the existence of the Employee Stock Ownership Plan and Trust. The Company's contributions to the retirement savings plan for the years ended March 31, 1996, 1995 and 1994 were $0, $12 and $45, respectively.


Supplemental Executive Retirement Plan
- --------------------------------------

The Company adopted a Supplemental Executive Retirement Plan ("SERP") to provide additional retirement benefits for certain employees who are participants in the Company's qualified plans. For the years ended March 31, 1996 and 1995, $92 and $78, respectively, of expenses related to the SERP are included in the consolidated statements of income. No expenses related to the SERP are included in the consolidated statement of income for the year ended March 31, 1994.

Outside Directors' Consultation and Retirement Plan
- ---------------------------------------------------

The Company adopted an Outside Directors' Consultation and Retirement Plan for certain outside directors. For the years ended March 31, 1996 and 1995, $86 and $75, respectively, of expenses related to the plan are included in the
consolidated statements of income.   No expenses related to the plan are
included in the consolidated statement of income for the year ended March 31, 1994. The plan is unfunded at March 31, 1996.

The components of net pension expense as determined by the Plan's actuary at the most recent April 1st valuation date are as follows:

                                          1996     1995
                                          ----     ----

Service cost-benefits earned during the   $  21    $  19
 period
Interest cost on projected benefit           27       23
 obligation
Actual return on plan assets                  -        -
Net amortization and deferral                33       33
                                          -----    -----
     Net pension cost                     $  81    $  75
                                          =====    =====

A comparison of accumulated plan benefit obligat ion and plan net assets as of the most recent actuarial valuation is as follow s:

                                           1996      1995
Accumulated benefit obligation,
 including vested benefits of $376 and
 $316, respectively                       $ 398   $ 333
                                          =====   =====

Projected benefit obligation              $ 398   $ 333
Plan assets at fair value                     -       -
                                          -----   -----
Excess (deficiency) of plan assets over    (398)   (333)
 projected benefit obligation
Unrecognized prior service cost            (226)   (258)
Unrecognized net loss                       (16)      -
Adjustment required to recognize            242     258
 minimum liability                        -----   -----
Projected accrued pension cost at March   $(398)  $(333)
 31, 1996 and 1995                        =====   =====

Major assumptions utilized as follows:
 Discount rate                             7.75%    8.0%
 Rate of increase in compensation levels    N/A     N/A
 Expected long-term rate of return on       N/A     N/A
  plan assets

16.  STOCK BENEFIT PLANS
     -------------------

The following plans became effective upon the conversion of the Bank from a mutual to a stock form:

Employee Stock Ownership Plan and Trust
- ---------------------------------------

The Bank has established an Employee Stock Ownership Plan and Trust ("ESOP") for eligible employees. Full-time employees employed with the Company or the Bank after such date who have been credited with at least 1,000 hours during a twelve-month period and who have attained age 21 are eligible to participate.

To fund the purchase of 370,300 shares of common stock issued in the conversion, the ESOP borrowed funds from the Company. The loan to the ESOP will be repaid principally from the Bank's contributions to the ESOP over a period of 10 years and the collateral for the loan will be the common stock purchased by the ESOP. At March 31, 1996 and 1995, the loan had an outstanding balance of $2,896 and $3,333 and an interest rate of 8.25% and 9.00%, respectively. No contributions were made to the ESOP for the years ended March 31, 1996, 1995 and 1994.

Shares purchased by the ESOP will be held by a trustee for allocations among participants as the loan is repaid. At March 31, 1996 and 1995, 83,318 shares and 46,288 shares, respectively, are considered outstanding for the earnings per common share calculation. $675, $483 and $100 of expenses related to the release of the ESOP shares are included in the consolidated statements of income for the years ended March 31, 1996, 1995 and 1994, respectively.

Incentive Stock Option Plan
- ---------------------------

The Company has adopted the 1994 Incentive Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, 306,799 stock options (which expire ten years from the date of grant, March 30, 1994) have been granted to officers and employees of the Company and the Bank. Options granted under the Stock Option Plan may be either options that qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory options. Each option entitles the holder to purchase one share of the common stock at an exercise price equal to $10.00 per share (the initial public offering price). Options will be exercisable on a cumulative basis in equal installments at a rate of 20% per year commencing one year from the date of grant. All options granted will be exercisable in the event the optionee terminates his employment due to death, disability or retirement, or in the event of a change in control of the Bank or the Company. Simultaneously with the grant of these options, the Board of Directors granted a "Limited Right" with respect to the shares covered by the options. Limited rights granted are subject to terms and conditions and can be exercised only in the event of a change in control of the Company. Upon exercise of a limited right the holder shall receive from the Company a cash payment equal to the difference between the exercise price of the option ($10.00) and the fair market value of the underlying shares of common stock. No options were exercised or exercisable through March 31, 1994. At March 31, 1996 and 1995, 113,025 and 61,327 options, respectively, were exercisable of which 46,323 options were exercised in 1996 and 8,958 options were exercised in 1995.


Activity for the Incentive Stock Option Plan is as follows:

                           Shares Under Option
                          ----------------------
                            Number     Exercise
                           ----------  --------
                           of Shares    Price
                           ----------  --------

BALANCE, March 31, 1993        -          -
 Granted                     306,799     $10.00
 Exercised                         -          -
 Forfeited                         -          -
                             -------     ------
BALANCE, March 31, 1994      306,799      10.00
 Granted                           -          -
 Exercised                    (8,958)     10.00
 Forfeited                         -          -
                             -------     ------
BALANCE, March 31, 1995      297,841      10.00
 Granted                           -          -
 Exercised                   (46,323)     10.00
 Forfeited                         -          -
                             -------     ------
BALANCE, March 31, 1996      251,518     $10.00
                             =======     ======


Stock Option Plan for Outside Directors
- ---------------------------------------

The Board of Directors of the Company has adopted the 1994 Stock Option Plan for Outside Directors (the "Directors' Option Plan") for non-employee directors of the Company. The Directors' Option Plan provided for the granting of non-statutory options totalling 156,076. Contemporaneously with the conversion, outside directors received fixed awards of options, depending upon length of Board service, aggregating 137,284 shares. The balance of 18,792 options in the Directors' Option Plan are reserved for awards to future outside directors. The exercise price per share of each currently outstanding option is $10.00 per share (the initial public offering price). No options were exercised or exercisable through March 31, 1994. At March 31, 1996 and 1995, 82,758 and 45,761 options, respectively, were exercisable of which 8,764 options were exercised in 1996 and no options were exercised in 1995.

All options granted under the Directors' Option Plan are exercisable in three equal annual installments commencing in March 1995 and expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director for any reason other than removal for cause. When options are exercised, the excess of the option price over the par value is credited to additional paid-in capital. The Directors' Option Plan does not provide for the granting of stock appreciation rights in the event of a change of control of the Company or the Bank as defined under the Directors' Option Plan.

Activity for the Stock Option Plan for Outside Directors is as follows:

                            Shares Under Option
                           ---------------------
                             Number    Exercise
                           ----------  --------
                           of Shares    Price
                           ----------  --------

BALANCE, March 31, 1993        -          -
 Granted                     137,284     $10.00
 Exercised                         -          -
 Forfeited                         -          -
                             -------     ------
BALANCE, March 31, 1994      137,284      10.00
 Granted                           -          -
 Exercised                         -          -
 Forfeited                         -          -
                             -------     ------
BALANCE, March 31, 1995      137,284      10.00
 Granted                           -          -
 Exercised                    (8,764)     10.00
 Forfeited                         -          -
                             -------     ------
BALANCE, March 31, 1996      128,520     $10.00
                             =======     ======

Recognition and Retention Plans and Trusts
- ------------------------------------------

The Bank has established the Recognition and Retention Plan for Outside Directors and the Recognition and Retention Plan for Officers and Employees (the "RRPs") as a method of providing officers, employees and non-employee directors of the Bank and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The Bank contributed funds from available liquid assets to the RRPs to enable the trusts to acquire 185,150 shares of common stock. The RRPs acquired the shares at a per share cost of $10.00. At March 31, 1996, 55,545 of the total 63,480 shares have been awarded under the RRP for Outside Directors and all of the total 121,670 shares which were acquired by the RRP for Officers and Employees, have been awarded.

Under the RRPs, awards are granted in the form of shares of common stock held by the RRPs. Awards to Outside Directors, Officers and Employees vest in five equal annual installments commencing one year from the date of the grant of awards. Awards will be 100% vested upon termination of employment due to death or disability of the participant or following a change in the control of the Bank or the Company, or in the case of Outside Directors mandatory retirement in
accordance with the Bank's bylaws.   At March 31, 1996, 22,218 shares for
Outside Directors and 47,818 shares for Officers and Employees were vested. $370, $371 and $0 of expenses related to the release of the RRP shares are included in the consolidated statements of income for the years ended March 31, 1996, 1995 and 1994, respectively.

17.  COMMITMENTS, CONTINGENCIES AND OTHER INFORMATION
     ------------------------------------------------

Loan Commitments and Line of Credit
- -----------------------------------

In the normal course of its business, the Company is party to various types of financial instruments which involve potential credit, liquidity, and interest rate risk in excess of the amounts recognized in its statements of financial condition. These risks are generally monitored and controlled in conjunction with the Company's on-balance sheet activities.

The Company's collateral for mortgage and commercial loans is primarily concentrated in Brooklyn, Queens, Staten Island and Long Island.

In meeting its customers' financing needs, the Company issues commitments to extend credit. Additionally, the Company issues commitments to purchase certain securities. For these types of commitments, the contractual amounts of the financial instruments represent the maximum potential credit risk in the event of nonperformance by the counterparty. However, since not all such commitments are drawn down prior to their expiration, the contractual amounts do not necessarily represent actual future liquidity and credit risk. Moreover, the actual credit risk related to these activities is controlled by the evaluation of the customer's creditworthiness and the need for and extent of collateral wherever it is deemed appropriate.

The Company was party to the following outstanding financial instruments involving off-balance sheet risk:

                                March 31, 1996
                     ------------------------------------
                                                   Amount
                                                  Closing
                                 Variable          within
                     Fixed Rate    Rate    Total  One Year
                     ----------   -------  -----  --------

Loan originations           $83  $  -        $83       $83
                     ==========  ========  =====  ========

The interest rate of the fixed-rate loan originations as of March 31, 1996 was 7.5%, with all originations closing within one year.

The Bank is a member of the Federal Home Loan Bank of New York, and has a credit facility available (unused as of March 31, 1996) to meet deposit outflows and mortgage commitments.

Lease Commitments
- -----------------

As of March 31, 1996, minimum annual rental commitments on leases are as follows:


Fiscal year ended:    Amount
                      ------

       1997             $ 62
       1998               64
       1999               65
       2000               67
       2001               69
       Thereafter        254
                        ----
                        $581
                        ====

Rent expense for the fiscal years ended March 31, 1996, 1995, and 1994, approximated $66, $32 and $43, respectively.

Other Non-Interest Expense
- --------------------------

Other non-interest expense amounts which exceed one percent of aggregate interest and other non-interest expense are as follows:

                             Year Ended March 31,
                             --------------------
                              1996   1995   1994
                             ------  -----  -----

  Bank service fees           $ 799  $ 803  $ 715
  Insurance, general            193    198    208
  Merger-related expenses       842      -      -

Contingency
- -----------

On February 6, 1995, the New York State Banking Department ("NYSBD") took possession of Nationar, a trust company that served as a correspondent bank and check processor for the Bank. In connection with the takeover of Nationar, at March 31, 1995, the Bank had approximately $2,156, which is classified in other assets, of funds with Nationar for which payment had been indefinitely suspended by the NYSBD. It is currently uncertain as to the amount of loss, if any, that will result from this event. At March 31, 1996 and 1995, the consolidated financial statements include a $197 reserve against the possibility of loss. While the ultimate amount of the loss may differ from the amount provided, the current allowance is consistent with the Company's internal policy for establishing valuation allowances. On April 5, 1995, the Bank received $739 from the NYSBD representing a partial release of its funds with Nationar. In management's opinion, potential losses, if any, that may arise from this event would not have a material effect on the Bank's results of operations.

Shareholders' Lawsuit
- ---------------------

On December 4, 1995, a purported class action complaint was filed in the Delaware Chancery Court, New Castle County, on behalf of the stockholders of Conestoga by Jeffrey Simon ("Plaintiff") against Conestoga, each of the members of the Conestga Board, and Dime. The Plaintiff alleges that each of the members of Conestoga's Board breached his fiduciary duties to Conestoga stockholders by, among other things, agreeing to accept the Merger consideration, which Plaintiff alleges is inadequate. Dime is alleged to have aided and abetted this breach. Plaintiff seeks various remedies, including an injunction to prevent the consummation of the Merger and compensatory damages in an unspecified amount. Conestoga and Dime each intend to pursue vigorously their defenses in this action. The Company does not believe that the likelihood of such a result is probable and has not established any specific litigation reserves with respect to this matter.

Recapitalization of Savings Association Insurance Fund ("SAIF")
- ---------------------------------------------------------------

The proposed Balanced Budget Act of 1995 ("Budget Act"), which was approved by the Congress but vetoed by the President, included provisions that focused on a recapitalization of the SAIF. Under the provisions of the Budget Act, all SAIF-member institutions would have paid a special assessment to recapitalize the SAIF, and the assessment base for the payments on the FICO bonds would have been expanded to include the deposits of both Bank Insurance Fund ("BIF") and SAIF-insured institutions. The amount of the special assessment required to capitalize the SAIF was estimated to be approximately 80 basis points of the SAIF-assessable deposits. The special assessment would have been imposed as of the first business day of January 1996 or on such other date prescribed by the FDIC not later than 60 days after enactment of the Budget Act, based on the the amount of SAIF deposits on March 31, 1995. If an 80 basis point assessment were assessed against the Company's deposits as of March 31, 1995, the Company's aggregate SAIF assessment would be approximately $2.8 million.


18.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
     -----------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks, Federal Funds Sold and Interest-Bearing Deposits with
- ------------------------------------------------------------------------------
Banks
- -----

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.


Investment Securities Held to Maturity and Available for Sale
- -------------------------------------------------------------

For investment securities held to maturity and available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Mortgage-Backed Securities Held to Maturity and Available for Sale
- ------------------------------------------------------------------

Fair value is determined by reference to quoted market prices, if available. If quoted market prices are not available, fair value is estimated using quoted market prices for similar securities.

Loans
- -----

For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Accrued Interest and FHLB Stock
- -------------------------------

Carrying amount is a reasonable estimate of fair value.

Deposit Liabilities
- -------------------

The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit and money market deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

Securities Sold with Agreement to Repurchase and Advances from Borrowers for
- ----------------------------------------------------------------------------
Taxes and Insurance
- -------------------

Carrying amount is a reasonable estimate of fair value.

The estimated fair values of the Company's financial instruments are as follows:

                                            March 31, 1996       March 31, 1995
                                          -----------------    -----------------
                                          Carrying     Fair    Carrying     Fair
                                           Amount     Value     Amount     Value
                                          --------    -----    --------    -----
Financial assets:
 Cash and due from banks                  $  9,834   $  9,834  $  7,566   $  7,566
 Federal funds sold                          9,900      9,900    14,200     14,200
 Interest-bearing deposits with banks       29,900     29,900    18,885     18,885
Securities available for sale-
 Investment securities                           -          -        51         51
 Mortgage-backed securities                  1,549      1,549    17,897     17,897
                                          --------   --------  --------   --------
   Total securities available for sale       1,549      1,549    17,948     17,948
                                          --------   --------  --------   --------
Securities held to maturity-
 Investment securities                     179,435    179,893   101,669     99,962
 Mortgage-backed securities                128,061    128,649   148,605    145,772
                                          --------   --------  --------   --------
   Total securities held to maturity       307,496    308,542   250,274    245,734
                                          --------   --------  --------   --------
 Loans                                     114,730    113,950   114,825    112,620
 Less: Allowance for loan losses              (212)         -      (174)         -
 Accrued interest receivable                 2,920      2,920     3,655      3,655
 FHLB stock                                  2,681      2,681     2,681      2,681

                                            March 31, 1996       March 31, 1995
                                          -----------------    -----------------
                                          Carrying     Fair    Carrying     Fair
                                           Amount     Value     Amount     Value
                                         ---------    -----    --------    -----
Financial liabilities:
 Savings and demand deposits              146,753  146,753  146,194  146,194
 Time and money market deposits           252,972  255,434  206,811  203,772
 Securities sold with agreement to         10,000   10,000    9,795    9,795
  repurchase
 Advances from borrowers for taxes and      1,477    1,477    1,927    1,927
  insurance
 Accrued interest payable                     119      119      164      164


19.  REGULATORY MATTERS
     ------------------

As required by the Office of Thrift Supervision ("OTS"), the Bank is required to maintain minimum regulatory capital requirements which include a "leverage limit", a "tangible capital requirement" and a "risk-based capital requirement".

The leverage limit requires a savings institution to maintain "core capital" in an amount not less than 3% of the savings institution's "adjusted total assets". The tangible capital requirements call for a savings institution to maintain "tangible capital" in an amount not less than 1.5% of the savings institution's "adjusted total assets". The ability to include qualifying supervisory goodwill for purposes of the core capital requirement has been phased out as of January 1, 1995.

The risk-based capital requirement calls for a savings institution to maintain capital in an amount equal to 8.0% of the value of its risk-weighted assets.

In December 1992, the prompt corrective action provision under the Federal Deposit Insurance Corporation Improvement Act of 1991 became effective. These regulations established capital standards in five categories ranging from "critically undercapitalized" to "well capitalized", and defined "adequately capitalized" as at least 4% for core (leverage) capital. Institutions with a core capital level less than 4% or risk-based capital less than 8% are considered "undercapitalized", and subject to increasingly stringent prompt corrective action measures.

The Company's management believes that, under the current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Company, such as increased interest rates or a downturn in the economy in areas where the Company has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

The information below is based upon the Bank's understanding of the applicable regulations and related interpretations.

At March 31, 1996 and 1995, the Bank had the following capital ratios:

                              March 31, 1996                    March 31, 1995
                       ----------------------------     -----------------------------
                       Actual     %    Required   %     Actual     %    Required    %
                       ------    ---   --------  ---    ------    ---   --------   ---

Tangible capital       $57,845  12.2%   $ 7,130  1.5%   $54,205  12.7%    $ 6,380  1.5%
                       =======  ====    =======  ===    =======  ====     =======  ===

Core capital           $57,845  12.2%   $14,260  3.0%   $54,205  12.7%    $12,759  3.0%
                       =======  ====    =======  ===    =======  ====     =======  ===

Risk-based capital     $58,057  27.7%   $16,759  8.0%   $54,365  39.5%    $11,000  8.0%
                       =======  ====    =======  ===    =======  ====     =======  ===


The following is a reconciliation of the Bank's stockholders' equity to regulatory capital:

                                               March 31,
                                            ---------------
                                            1996       1995
                                            ----       ----

Bank's stockholders' equity                $57,863    $54,185
Add (subtract)-Unrealized losses
 (gains) on securities available for sale      (18)        20
                                           -------    -------
         OTS tangible/core capital         $57,845    $54,205
                                           =======    =======

OTS tangible/core capital                  $57,845    $54,205
Add- Allowable supplementary capital:
 General loan loss reserves on loans           212        160
                                           -------    -------
         OTS risk-based capital            $58,057    $54,365
                                           =======    =======


20.  CONESTOGA BANCORP, INC. - PARENT COMPANY ONLY FINANCIAL STATEMENTS
     ------------------------------------------------------------------

The following statements of financial condition as of March 31, 1996 and 1995, the statements of income and cash flows for the years then ended, reflect the Company's investment in its wholly-owned subsidiary, the Bank, using the equity method of accounting.

                            CONESTOGA BANCORP, INC.
                            -----------------------

                       STATEMENTS OF FINANCIAL CONDITION
                       ---------------------------------

               (In thousands, except share and per share amounts)
               --------------------------------------------------

                                                                                     March 31,
                                                                                 ------------------
                                    ASSETS                                         1996      1995
                                                                                 --------  --------

Cash and cash equivalents                                                        $   246   $   121
Interest-bearing deposits with banks                                              11,900     5,600
Investment securities available for sale                                               -        51
Investment securities held to maturity                                             6,999    13,862
Accrued interest receivable                                                          116       365
Due from Pioneer Savings Bank, F.S.B.                                                  -         -
ESOP loan to Pioneer Savings Bank, F.S.B.                                          2,896     3,333
Investment in Pioneer Savings Bank, F.S.B.                                        57,863    54,185
                                                                                 -------   -------

          TOTAL ASSETS                                                           $80,020   $77,517
                                                                                 =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
 Income taxes payable                                                            $    39   $    55
 Accrued expense & other liabilities                                                  17         -
                                                                                 -------   -------

          TOTAL LIABILITIES                                                           56        55
                                                                                 -------   -------


STOCKHOLDERS' EQUITY
 Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued             -         -
 Common stock, $.01 par value, 11,000,000 shares authorized; 4,813,900
  shares issued                                                                       48        48
 Additional paid-in capital                                                       46,030    45,845
 Employee stock ownership plan                                                    (2,803)   (3,240)
 Recognition and retention plan                                                   (1,111)   (1,481)
 Treasury stock, at cost (71,965 shares and 19,369 shares, respectively)          (1,062)     (271)
 Retained earnings-subject to restrictions                                        38,844    36,579
 Unrealized appreciation (depreciation) on securities available for sale, net         18       (18)
                                                                                 -------   -------

          Total stockholders' equity                                              79,964    77,462
                                                                                 -------   -------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $80,020   $77,517
                                                                                 =======   =======


                            CONESTOGA BANCORP, INC.
                            -----------------------

                              STATEMENTS OF INCOME
                              --------------------

                                 (In thousands)
                                 --------------




                                                   Year Ended March 31,
                                                 ----------------------
                                           1996            1995
                                          -------  --------------------
INTEREST INCOME:
- ----------------------------------------
 ESOP loan to Pioneer Savings Bank,        $  285          $  291
  F.S.B.
 Investment securities                        638             733
 Federal funds sold                           503             316
                                           ------          ------

          Total interest income             1,426           1,340
                                           ------          ------

INTEREST EXPENSE                                -               -
                                           ------          ------

          Net interest income before        1,426           1,340
           provision for loan losses

PROVISION FOR LOAN LOSSES                       -               -
                                           ------          ------

          Net interest income after         1,426           1,340
           provision for loan losses       ------          ------

NON-INTEREST INCOME:
 Net gains on sale of securities               10               -
  available for sale
 Equity in undistributed net income of      2,527           3,457
  subsidiary bank                          ------          ------

          Total non-interest income         2,537           3,457
                                           ------          ------

NON-INTEREST EXPENSE                          182             146
                                           ------          ------

INCOME BEFORE INCOME TAXES                  3,781           4,651

PROVISION FOR INCOME TAXES                    571             549
                                           ------          ------

          Net income                       $3,210          $4,102
                                           ======          ======

The Company had no results of operations for the year ended March 31, 1994.

                            CONESTOGA BANCORP, INC.
                            -----------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------
                                 (In thousands)
                                 --------------



                                               Year Ended March 31,
                                            1996       1995       1994
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                               $  3,210   $  4,102   $  -
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
 Undistributed earnings of subsidiary       (2,527)    (3,457)         -
  bank
 Depreciation and amortization                 (38)       (10)         -
 (Increase) decrease in assets-
 Accrued interest receivable                   249       (365)         -
 Due from Pioneer Savings Bank, F.S.B.           -     19,233    (19,233)
 Increase in liabilities-
 Accrued expense and other liabilities          17          -          -
 Income taxes payable                          112         55          -
                                          --------   --------   --------

         Net cash provided by (used in)      1,023     19,558    (19,233)
          operating activities            --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Payment made to purchase 100% of the            -          -    (22,946)
  outstanding stock of the Bank
 Purchases of investment securities        (12,000)   (13,853)         -
 Purchases of securities available for           -        (49)         -
  sale
 Net purchases of interest-bearing          (6,300)    (5,600)         -
  deposits with banks
 Maturities of investment securities        18,900          -          -
 Sales of securities available for sale         49          -          -
 Decrease (increase) in ESOP loan              437        370     (3,703)
  receivable                              --------   --------   --------

         Net cash provided by (used in)      1,086    (19,132)   (26,649)
          investing activities            --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Acquisition of treasury stock              (1,548)      (315)         -
 Exercise of stock options                     509          -          -
 Cash dividends paid                          (945)         -          -
 Proceeds from issuance of common stock          -          -     45,892
                                          --------   --------   --------

         Net cash provided by (used in)     (1,984)      (315)    45,892
          financing activities            --------   --------   --------
         Net increase in cash and cash         125        111         10
          equivalents

CASH AND CASH EQUIVALENTS, beginning of        121         10          -
 period                                   --------   --------   --------

CASH AND CASH EQUIVALENTS, end of period  $    246   $    121   $     10
                                          ========   ========   ========


21.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
     -------------------------------------------

The following is a summary of the quarterly results of operations for the years ended March 31, 1996 and 1995:

                                                                    Three Months Ended
                                                                    ------------------
                                        March 31, 1996     December 31, 1995  September 30, 1995  June 30, 1995
                                      -------------------  -----------------  ------------------  -------------

Total interest income                             $7,875              $8,315              $8,481         $7,731
Total interest expense                             4,519               4,616               4,831          4,327
Net interest income                                3,356               3,699               3,650          3,404
Provision for loan losses                             67                  15                  22              -
Non-interest income                                1,068                 869                 232            421
Non-interest expense and
 provision for income taxes                        3,615               3,637               3,050          3,083
Net income                                           742                 916                 810            742
Primary earnings per common
  share                                             0.16                0.20                0.18           0.17
Fully diluted earnings per
  common share                                      0.16                0.20                0.18           0.17

                                                                    Three Months Ended
                                                                    ------------------
                                        March 31, 1995     December 31, 1994  September 30, 1994  June 30, 1994
                                      ------------------   -----------------  ------------------  -------------

Total interest income                             $7,122              $6,826              $6,412         $6,349
Total interest expense                             3,402               3,187               2,886          2,830
Net interest income                                3,720               3,639               3,526          3,519
Provision for loan losses                            (46)                  -                  10              -
Non-interest income                                  472                 225                 287            846
Non-interest expense and provision
 for income taxes                                  3,292               2,858               2,860          3,158
Net income                                           946               1,006                 943          1,207
Primary earnings per common share                   0.21                0.23                0.21           0.28
Fully diluted earnings per common
  share                                             0.20                0.23                0.22           0.27
